   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 15, 1996.

                                                       REGISTRATION NO. 333-3784
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------

                                 POST-EFFECTIVE
                                AMENDMENT NO. 1

                                       TO
                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                                DELTAPOINT, INC.

             (Exact name of Registrant as specified in its charter)

          CALIFORNIA                         7372                  77-0216760
 (State or Other Jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
Incorporation or Organization)                                      Number)

                         ------------------------------

       22 LOWER RAGSDALE DRIVE                       JOHN J. AMBROSE
      MONTEREY, CALIFORNIA 93940                 CHIEF EXECUTIVE OFFICER
            (408) 648-4000                           DELTAPOINT, INC.
  (Address, including zip code, and              22 LOWER RAGSDALE DRIVE
telephone number, including area code,          MONTEREY, CALIFORNIA 93940
 of registrant's principal executive                  (408) 648-4000
               offices)                    (Name, address, including zip code,
                                           and telephone number, including area
                                               code, of agent for service)

                         ------------------------------

                                   COPIES TO:


                              BROOKS STOUGH, ESQ.
                             MARYANNE MINALGA, ESQ.
                            Gunderson Dettmer Stough
                      Villeneuve Franklin & Hachigian, LLP
                          600 Hansen Way, Second Floor
                          Palo Alto, California 94304
                                 (415) 843-0500

                         ------------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                             PROPOSED MAXIMUM    PROPOSED MAXIMUM
        TITLE OF EACH CLASS OF              AMOUNT TO         OFFERING PRICE        AGGREGATE           AMOUNT OF
     SECURITIES TO BE REGISTERED          BE REGISTERED      PER SECURITY (1)     OFFERING PRICE     REGISTRATION FEE
Common Stock, no par value (1)........       250,000            $9.625(2)           $2,406,250           $830.00
Warrants (1)..........................       261,172                $                   --                  --
Common Stock issuable upon exercise of
 Warrants (3).........................       261,172             $7.20(4)           1,880,439             649.00
Totals................................          --                  --              $4,286,689          $1,479.00


(1) Such securities have been registered for resale by the Selling Shareholders and their assigns and transferees on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Act").

(2) Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c) promulgated under the Securities Act of 1933.
(3) Represents shares of Common Stock issuable upon exercise of the Warrants.
(4) Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(g) promulgated under the Act.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                     SUBJECT TO COMPLETION OCTOBER 15, 1996


PROSPECTUS


                         178,625 SHARES OF COMMON STOCK

                     261,172 COMMON STOCK PURCHASE WARRANTS
 261,172 SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF COMMON STOCK WARRANTS


    THE 178,625 SHARES (THE "SHARES") OF COMMON STOCK (THE "COMMON STOCK") OF DELTAPOINT, INC., A CALIFORNIA CORPORATION (THE "COMPANY"), AND THE 261,172 WARRANTS, EACH REPRESENTING THE RIGHT TO PURCHASE ONE SHARE OF COMMON STOCK (THE "WARRANTS"), COVERED BY THIS PROSPECTUS ARE OUTSTANDING SECURITIES OF THE
COMPANY THAT MAY BE SOLD FROM TIME TO TIME BY CERTAIN SHAREHOLDERS OF DELTAPOINT, INC. (THE "SELLING SHAREHOLDERS"). THE COMPANY WILL NOT RECEIVE ANY OF THE PROCEEDS FROM THE SALE OF THE SHARES OR THE WARRANTS BY THE SELLING SHAREHOLDERS. THE 261,172 SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THE WARRANTS (THE "WARRANT SHARES") MAY BE ISSUED FROM TIME TO TIME BY THE COMPANY UPON EXERCISE OF THE WARRANTS. THE EXERCISE PRICE OF THE WARRANTS IS $7.20 PER SHARE OF COMMON STOCK IF THE WARRANTS ARE EXERCISED ON OR BEFORE JUNE 26, 1998 AND $8.40 PER SHARE OF COMMON STOCK FROM SUCH TIME UNTIL NOVEMBER 6, 2000.



    The Company has been advised by the Selling Shareholders that they may sell all or a portion of the Shares and the Warrants from time to time in the Nasdaq Small Cap Market System, or the Pacific Stock Exchange, to the extent such securities may be traded on such markets, in negotiated transactions or otherwise, and on terms and at prices then obtainable. The Selling Shareholders and any broker-dealers, agents or underwriters that participate with the Selling Shareholders in the distribution of any of the Shares and Warrants may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission received by them and any profit on the resale of the Shares and Warrants purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution." The Warrant Shares may be issued from time to time by the Company upon exercise of the Warrants.



    The Company will bear all of the cost of preparing and printing the Registration Statement, and Prospectus and any Prospectus Supplements and all filing fees and legal and accounting expenses associated with registration under federal and state securities laws estimated at $100,000. The Selling Shareholders will pay all other expenses including brokerage fees, if any, related to the distribution of the Shares and Warrants. See "Plan of Distribution."



    On October 11, 1996, the last sale price of the Company's Common Stock, as reported on the Nasdaq Small Cap Market System under the symbol DTPT, was $11.25. Prior to this offering, there has been no public market for the Warrants, and there can be no assurance that an active market will develop. The Company has submitted an application to list the Warrants on the Nasdaq Small Cap Market.


                            ------------------------


    THE COMMON STOCK AND WARRANTS OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" COMMENCING ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK AND WARRANTS OFFERED HEREBY.


                             ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE  COMMISSION OR ANY  STATE SECURITIES COMMISSION  NOR HAS THE
       SECURITIES AND EXCHANGE  COMMISSION OR  ANY STATE  SECURITIES
            COMMISSION  PASSED UPON THE  ACCURACY OR ADEQUACY OF
                THIS PROSPECTUS. ANY REPRESENTATION TO  THE
                           CONTRARY IS A CRIMINAL OFFENSE.


                THE DATE OF THIS PROSPECTUS IS OCTOBER   , 1996

                             AVAILABLE INFORMATION


    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. In addition, registration statements and certain other documents filed with the Commission through its Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system are publicly available through the Commission's site on the Internet's World Wide Web, located at HTTP://WWW.SEC.GOV. The Registration Statement, including all exhibits thereto and amendments thereof, has been filed with the Commission through EDGAR. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Company's Common Stock is traded on the Nasdaq Small Cap Market under the symbol "DTPT." Reports, proxy statements and other information concerning the Company may also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.


    The Company has filed with the Commission a Registration Statement on Form SB-2, including amendments thereto, under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Common Stock and the warrants to purchase shares of Common Stock offered hereby (the "Warrants"). This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock and Warrants offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed therewith. Statements contained in this Prospectus regarding the contents of any contract or any other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or otherwise filed with the Commission, each statement being qualified in all respects by such reference. The Registration Statement may be inspected without charge at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part thereof may be obtained from such office upon the payment of the fees prescribed by the Commission.

                            ------------------------

    DeltaPoint and DeltaGraph are registered trademarks of the Company and Chart Server, Drag 'n Draw, DeltaPoint, WebAnimator, Web Tools and QuickSite are or may be trademarks of the Company. All other product, brand or trade names are trademarks or registered trademarks of their respective owners.

                                    SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION, INCLUDING "RISK FACTORS" AND FINANCIAL STATEMENTS AND NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. EACH PROSPECTIVE INVESTOR IS URGED TO READ THIS PROSPECTUS IN ITS ENTIRETY.


                                  THE COMPANY



    DeltaPoint, Inc. ("DeltaPoint" or the "Company") develops and markets Internet software tools designed to allow users to effectively and easily create, manage and enhance sites on the Internet's World Wide Web. The Company introduced QuickSite in February 1996 to enable novice and experienced site publishers to rapidly create, maintain and enhance robust Web sites. Since its introduction, the Company believes that QuickSite has received more awards than any other Web site creation and management tool, winning the PC WEEK Analyst's Choice award in March 1996, WINDOWS MAGAZINE recommended seal and the PC WEEK Labs IT Excellence Award in April 1996, and the PC COMPUTING 5 Star rating in June 1996. The Company introduced WebTools in March 1996 to allow developers, value-added resellers ("VARs") and corporate MIS directors to add Web publishing capabilities to existing applications and introduced WebAnimator in July 1996 to allow a broad range of Web users to easily add multimedia and interactive animation to a Web site. In addition, in September 1996 the Company introduced QuickSite Developer's Edition, a new high end version of QuickSite designed for professional Web developers and corporate Intranet developers.



    A key element of the Company's objective of becoming a leading Internet software tools provider is to increase its strategic alliances with key partners. In September 1996, the Company entered into an agreement with IBM to develop and license a customized version of QuickSite for inclusion in IBM's recently announced World Distributor, an on-line interactive electronic commerce service. The Company has also entered into agreements with Borland International, Sony, McGraw-Hill, Earthlink, Compaq and Netcom Interactive to distribute existing or planned versions of QuickSite with their products or services.



    In the past, the Company has derived most of its revenues from the sale of charting and graphics software products. The Company currently offers DeltaGraph, an advanced cross-platform charting and graphics product. The Company plans to de-emphasize its charting and graphics products and expects that they will represent a declining percentage of its business in the future.


    The Company was incorporated in California in 1989, its headquarters are located at 22 Lower Ragsdale Drive, Monterey, California 93940, and its telephone number is (408) 648-4000.

                            ------------------------

                         NOTICE TO CALIFORNIA INVESTORS

    Each purchaser of shares of Common Stock in California must meet one of the following suitability standards: (i) a liquid net worth (excluding home, furnishings and automobiles) of $250,000 or more and gross annual income during 1995, and estimated during 1996, of $65,000 or more from all sources; or (ii) a liquid net worth (excluding home, furnishings and automobiles) of $500,000 or more. Each California resident purchasing shares of Common Stock offered hereby will be required to execute a representation that it comes within one of the aforementioned categories.

                             SUMMARY FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                          YEAR ENDED DECEMBER     SIX MONTHS ENDED
                                                                                  31,                 JUNE 30,
                                                                          --------------------  --------------------
                                                                            1994       1995       1995       1996
                                                                          ---------  ---------  ---------  ---------
                                                                                                    (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
  Net revenues..........................................................  $   4,885  $   4,043  $   2,261  $   1,893
  Gross profit..........................................................      3,923      2,706      1,547      1,272
  Income (loss) from operations.........................................        518     (2,486)      (189)    (2,828)
  Net income (loss).....................................................        350     (2,632)      (250)    (2,789)
  Net income (loss) per share (1).......................................  $    0.38  $   (2.42) $   (0.25) $   (1.27)
  Shares used to compute net income (loss) per share (1)................        997      1,086      1,001      2,193



                                                                                  DECEMBER 31, 1995
                                                                                  -----------------  JUNE 30, 1996
                                                                                                     -------------
                                                                                                      (UNAUDITED)
BALANCE SHEET DATA:
  Cash and cash equivalents.....................................................      $   4,629       $     2,802
  Working capital...............................................................          2,915               764
  Total assets..................................................................          6,764             4,689
  Accumulated deficit...........................................................         (8,818)          (11,607)
  Total shareholders' equity....................................................      $   3,449       $     1,450


------------------------
(1) For an explanation of the number of shares used to compute net income (loss) per share, see Note 1 of Notes to Financial Statements.

                                  THE OFFERING


Common Stock offered by the Selling
 Shareholders..........................  178,625 shares
Warrants offered by the Selling
 Stockholders..........................  261,172 Common Stock Purchase Warrants ("Warrants")
Common Stock issuable upon exercise of
 Warrants..............................  261,172 shares
Exercise price and term of Warrants....  Each Warrant entitles the registered holder thereof to purchase, at any time over a five-year period
                                          commencing on November 6, 1995, one share of
                                          Common Stock at a price of $7.20 per share through
                                          June 26, 1998 and at a price of $8.40 per share
                                          thereafter through November 6, 2000.
Common Stock to be outstanding after
 the offering (1)......................  2,254,243 shares
Nasdaq Small Cap Symbol................  Common Stock -- DTPT; Warrants -- DTPTW (Proposed)


------------------------

(1) Excludes (i) 110,000 shares of Common Stock issuable upon exercise of a warrant (the "Representative's Warrant") granted to the representative of the several underwriters (the "Representative") in connection with the initial public offering of the Company's Common Stock on December 20, 1995 ("IPO"), (ii) 261,172 shares of Common Stock issuable pursuant to warrants outstanding at June 30, 1996 at an exercise price of $7.20 per share, (iii) 653,133 shares of Common Stock issuable pursuant to outstanding options at June 30, 1996, (iv) up to 555,556 shares of Common Stock issuable upon exercise of Notes (as defined below) that may be issued in the proposed Debt Financing (as defined below), based upon an assumed conversion price of $9.00 per share, and (v) up to 26,316 shares of Common Stock issuable upon exercise of a placement agent's warrant (the "Placement Agent's Warrant") that would be issued in the proposed Debt

    Financing. See "Management -- 1990 Key Employee Incentive Stock Option Plan," "Management -- 1992 Non-Statutory Stock Option Plan," "Management -- 1995 Stock Option Plan," "Description of Capital Stock -- Warrants" and Notes 4, 8 and 9 of Notes to Financial Statements.


                                  RISK FACTORS

    The shares of Common Stock and the Warrants offered hereby involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment. See "Risk Factors" beginning on page 6.

                            ------------------------


    EXCEPT AS OTHERWISE SPECIFIED, ALL INFORMATION IN THIS PROSPECTUS DOES NOT REFLECT THE EXERCISE OF OPTIONS OR WARRANTS AFTER JUNE 30, 1996. IN ADDITION, THIS PROSPECTUS CONTAINS FORWARD LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THE RESULTS DISCUSSED IN THE FORWARD LOOKING STATEMENTS. FACTORS THAT MIGHT CAUSE SUCH A DIFFERENCE INCLUDE BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN "RISK FACTORS," MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS."

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, EACH PROSPECTIVE INVESTOR SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING THE SHARES OF COMMON STOCK AND THE WARRANTS OFFERED HEREBY. NO INVESTOR SHOULD PARTICIPATE IN THE OFFERING UNLESS SUCH INVESTOR CAN AFFORD A COMPLETE LOSS OF HIS OR HER INVESTMENT. THE DISCUSSION IN THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED BELOW AND IN "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS."

RECENT AND EXPECTED LOSSES; ACCUMULATED DEFICIT; QUARTERLY FLUCTUATIONS IN PERFORMANCE


    The Company incurred a net loss of $2,632,000 for the year ended December 31, 1995 and a net loss of $2,789,000 for the six months ended June 30, 1996, and had an accumulated deficit of $11,607,000 as of June 30, 1996. The Company expects to incur losses for at least the next 12 months, and perhaps longer. There can be no assurance that the Company will not incur significant additional losses until it successfully markets and sells existing Internet software tools or develops or acquires new Internet software tools or enhancements to existing Internet software tools that generate significant revenues. Included in the results of operations for 1995 is a charge to operations of $1,240,000 resulting from the acquisition of WebAnimator, WebTools and QuickSite for the portion of the purchase price determined to be in-process research and development.


    The Company's results of operations have historically varied substantially from quarter to quarter and the Company expects they will continue to do so. In the past, the Company's operating results have varied significantly as a result of a number of factors, including the size and timing of customer orders or license agreements, product mix, the revenues derived from product sales and license fees, the existence and terms of royalty and packaging arrangements, seasonality, the timing of the introduction and customer acceptance of new products or product enhancements by the Company's competitors, new product or version releases by the Company, changes in pricing policies by the Company or its competitors, marketing and promotional expenditures, research and development expenditures and changes in general economic conditions. Furthermore, the Company has often recognized a substantial portion of its revenues in the last month of the quarter, with these revenues frequently concentrated in the last week or weeks of the quarter.


    The Company's operating and other expenses are relatively fixed in the short term. As a result, variations in timing of revenues can cause significant variations in quarterly results of operations. For example, the Company intends to make significant expenditures to enhance its sales and marketing activities and to continue to make significant expenditures for research and development activities. As such expenditures occur, the Company may be unable to reduce such expenditures quickly if revenue is less than expected. The Company generally does not operate with a significant order backlog and a substantial portion of its revenue in any quarter is derived from orders booked in that quarter, which are difficult to forecast and which are typically concentrated at the end of the quarter. Accordingly, the Company's sales expectations are based almost entirely on its internal estimates of future demand and not on firm customer orders. Due to the foregoing factors, the Company believes that quarter to quarter comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. In addition, there can be no assurance the Company will be profitable on a quarter to quarter or any other basis in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Financial Statements.



CRITICAL NEED FOR ADDITIONAL CAPITAL; NO ASSURANCE OF FUTURE FINANCING



    The  Company completed  its IPO  in December 1995;  the net  proceeds to the
Company were $5,979,000 (including proceeds from the exercise of the overallotment option in January 1996). The Company estimates that as of September 30, 1996 its cash and cash equivalents was approximately

$1,530,000. The Company's existing and available cash resources are not sufficient to fund its operations at desired levels without obtaining additional outside financing. The Company presently plans to seek up to approximately $4,500,000 in net proceeds from a convertible debt financing (the "Debt Financing"). As presently contemplated, the Company would issue 6% convertible subordinated notes (the "Notes") that would be convertible at the option of the holder(s) thereof, into shares of Common Stock of the Company in three (3) separate tranches beginning 60, 90 and 120 days after the latest date of initial issuance (the "Debt Financing Closing"), at a conversion price ("Conversion Price") equal to 80% of the Common Stock Price (as defined), subject to certain adjustments and limitations. All unconverted Notes will convert automatically into shares of Common Stock of the Company upon the earlier to occur of certain events, including the first anniversary of the Debt Financing Closing. Although the Company believes that its existing and available cash resources, together with the anticipated net proceeds from the Debt Financing, should be sufficient to meet its needs for at least the next 12 months, there can be no assurance that such cash resources will be sufficient to satisfy the Company's operating requirements. The Company's actual capital needs, however, will depend upon numerous factors, including the progress of the Company's software development activities, the cost of increasing the Company's sales and marketing activities and the amount of revenues generated from operations, none of which can be predicted with certainty. There can be no assurance that the Company will not require additional capital sooner than currently anticipated. There can be no assurance that the Debt Financing or any additional required financing will be available to the Company on acceptable terms, or at all. The inability to successfully consummate the Debt Financing or to obtain required financing would have a material adverse effect on the Company's business, financial condition and results of operation. For example, if the Company is unable to successfully complete the Debt Financing, it may be required to significantly curtail its planned operations or seek alternative financing on highly dilutive terms. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Financial Statements.



SUBSTANTIAL DEPENDENCE ON RECENTLY INTRODUCED INTERNET SOFTWARE TOOLS



    In the past, DeltaPoint has derived substantially all of its product revenues from licenses of DeltaGraph, its advanced charting and graphics software product. However, DeltaPoint's future revenue growth will depend largely on the successful development, introduction and commercial acceptance of its recently introduced Internet software tools. These consist of: QuickSite, its Web page creation and site management product introduced in February 1996; WebTools, its Web publishing capability tool introduced in March 1996; WebAnimator, its multimedia authoring tool for the Web introduced in July 1996; and QuickSite Developer's Edition, its enhanced version of QuickSite for Web site developers and corporate Intranet developers introduced in September 1996. Commercial acceptance of the Company's Internet software tools will require the Company to establish additional distribution channels and sales and marketing methods, of which there can also be no assurance, because these products will be targeted to existing customers as well as to a significantly different potential end user population. There can be no assurance that the Company can successfully manage the introduction of its existing Internet software tools or any other potential Internet software tools or that any of its existing or potential products will achieve significant market acceptance. Failure of any of the Company's existing or potential products to achieve significant market acceptance will have a material adverse effect on the Company's business, financial condition and results of operation. See "Business -- Strategy," "-- Products" and "-- Marketing and Distribution."



DEPENDENCE ON INTERNET



    Sales of the Company's Internet software tools will depend in part upon a robust industry and infrastructure for providing Internet access and carrying Internet traffic. The Internet is at an early stage of development. There can be no assurance that the infrastructure or complementary products necessary to make the Internet a viable commercial marketplace will be developed, or, if developed, that the Internet will become a viable commercial marketplace. If the Internet does not become a viable commercial marketplace, the commercial benefits derived from the Company's Internet software tools would be materially adversely effected. See "Business -- Products" and "-- Marketing and Distribution."


RISKS ASSOCIATED WITH RETAIL DISTRIBUTION; SUBSTANTIAL CUSTOMER CONCENTRATION


    DeltaPoint sells its products to distributors for resale to certain retailers, including computer superstores and mass merchandisers. Sales to a limited number of distributors and retailers have constituted, and are anticipated to continue to constitute, a significant portion of DeltaPoint's retail software sales. In particular, revenues from licenses sold to Nippon Polaroid Kabushiki Kaisha, the Company's Japanese distributor, constituted approximately 12%, 38%, 35% and 8% of the Company's net revenues for the years ended December 31, 1993, 1994 and 1995 and the six months ended June 30, 1996, respectively. Sales to Ingram constituted approximately 8%, 17%, 13% and 18% of the Company's net revenues for the years ended December 31, 1993, 1994 and 1995 and the six months ended June 30, 1996, respectively. Any termination or significant disruption of DeltaPoint's relationship with any major distributor or retailer, or a significant reduction in sales volume attributable to any of such entities, could, unless or until replaced, materially adversely affect the Company's business, financial condition and results of operations. A deterioration in financial condition or other business difficulties of a distributor or retailer could render the Company's accounts receivable from such entity uncollectible, which could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that DeltaPoint's existing distributors and retailers will continue to provide DeltaPoint's products with adequate levels of shelf space or promotional support. In addition, personal computer hardware and software companies have generally reported declines in gross margins and greater product returns as they have increased sales through the mass merchandise distribution channel. The Company expects that its margins will be similarly affected as it increases sales through this channel. See "Business -- Marketing and Distribution."


RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS


    The Company's revenues from international operations accounted for approximately 20%, 42%, 40% and 15% of the Company's net revenues in 1993, 1994 and 1995 and the six months ended June 30, 1996, respectively, of which approximately 62%, 90%, 87% and 52%, respectively, were derived from sales in Japan. The Company expects that revenues from these international operations will continue to represent a large percentage of its net revenues. International revenues are subject to a number of risks, including greater difficulties in accounts receivable collection, longer payment cycles, exposure to currency fluctuations, political and economic instability and the burden of complying with a wide variety of foreign laws and regulatory requirements. The Company also believes that it is exposed to greater levels of software piracy in international markets because of the weaker protection afforded to intellectual property in some foreign jurisdictions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business -- Strategy" and "-- Marketing and Distribution."


RAPID TECHNOLOGICAL CHANGE; RISK OF PRODUCT DELAYS; RISK OF PRODUCT DEFECTS

    The markets in which the Company competes are characterized by ongoing technological developments, frequent new product announcements and introductions, evolving industry standards and changing customer requirements. The introduction of products embodying new technologies and the emergence of new industry standards and practices can render existing products obsolete and unmarketable. The Company's future success depends upon its ability on a timely basis to enhance its existing products, introduce new products that address the changing requirements of its customers and anticipate or respond to technological advances, emerging industry standards and practices in a timely, cost-effective manner. There can be no assurance that the Company will be successful in developing, introducing and marketing new products or enhancements to existing products or will not experience difficulties that could delay or prevent the successful development, introduction or marketing of these products, or that its new products and product enhancements will adequately meet the requirements of the marketplace and achieve any significant degree of commercial acceptance.

Software products such as those offered by the Company often contain errors or "bugs" that can adversely affect the performance of the product or damage a user's data. The Company has in the past discovered software defects in its products that have adversely affected its business and operating results. If the Company is unable, for technological or other reasons, to develop and introduce new products or enhancements of existing products in a timely manner or if new versions of existing products contain unacceptable levels of product defects or do not achieve a significant degree of market acceptance, or any of the above situations occur there could be a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Marketing and Distribution" and "-- Research and Development."

COMPETITION


    The Company competes on the basis of certain factors, including product quality, first-to-market product capabilities, product performance, ease of use, customer support and price. The Company believes it currently competes favorably overall with respect to these factors.



    The markets in which the Company competes are highly competitive and characterized by rapid technological change, frequent new product introductions, short product lives, evolving industry standards and significant price erosion over the life of the product. The Company anticipates increased competition in these markets from both existing vendors and new market entrants. In the charting market, the Company has, to date, encountered competition primarily from larger vendors such as Adobe Systems Incorporated, Microsoft Corporation ("Microsoft"), Software Publishing Corporation, Lotus, Corel and Computer Associates International, Inc. In the structured drawing market, the Company has, to date, encountered competition primarily from larger vendors such as Corel, Visio and Micrografx Incorporated. In the Internet software tools market, the Company anticipates competition primarily from Netscape Communications Corporation, Macromedia, Inc., Adobe Systems Incorporated, Microsoft, NetObjects and Quarterdeck, Inc. In addition, the Company expects that existing vendors and new market entrants will develop products that will compete directly with the Company's products and that competition will increase significantly to the extent that markets for the Company's products grow. Increased competition is likely to result in price reductions, reduced gross margins and loss of market share, any of which could have material adverse effect on the Company's business, financial condition and results of operations. Most of the Company's current and potential competitors have substantially greater financial, technical, marketing, sales and customer support resources, greater name recognition and larger installed customer bases than the Company. Because there are minimal barriers to entry into the software market, the Company believes sources of competition will continue to proliferate. The market for the Company's products is characterized by significant price competition, and the Company expects it will face increasing pricing pressures. There can be no assurance the Company will be able to maintain its historic pricing structure, and an inability to do so would have a material adverse effect on the Company's business, financial condition and results of operations. If the Company is unable to compete effectively against current and future competitors, the Company's business, financial condition and results of operations will be materially adversely affected. See "Business -- Competition."


RELIANCE ON MICROSOFT


    Microsoft Windows has gained widespread market acceptance as the dominant computer operating system. Accordingly, the Company's products have been and it is intended that they will continue to be designed to function in the Microsoft Windows, Windows '95 or Windows NT environments, and anticipates future products will also be designed for use in these Microsoft environments. Because the Company expects that its Microsoft-based applications of these products will account for a significant portion of new license revenue for the foreseeable future, sales of these products would be materially and adversely affected by market developments adverse to Microsoft Windows, Windows '95 and Windows NT. The Company's ability to develop products using the Microsoft Windows, Windows '95 and NT environments is substantially dependent on its ability to gain timely access to, and to develop expertise in, current and future developments by Microsoft, of which there can be no assurance. Moreover, the abandonment by Microsoft of its current operating system, product line or strategy, or the decision by Microsoft to develop and market products that directly or indirectly compete with the Company's products would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Strategy" and "-- Competition."

DEPENDENCE ON LIMITED NUMBER OF KEY PERSONNEL

    The Company's success depends to a significant extent upon the contributions of several key personnel, some of whom were only recently hired by the Company. The failure to attract and retain key personnel could have a material adverse affect on the Company's business, financial condition and results of operations. See "Management -- Executive Officers and Directors" and " -- Employment Contracts."

RISKS ASSOCIATED WITH MANAGING GROWTH

    In recent years, the growth of the Company's customer base and expansion of its product line has challenged, and is expected to continue to challenge, the Company's management and operations, including its sales, marketing, customer support, research and development and finance and administrative operations. The Company's future performance will depend in part on its ability to manage growth, should it occur, both in its domestic and international operations and to adapt its operational and financial control systems, if necessary, to respond to changes resulting from such growth. The Company intends to continue to invest in improving its financial systems and controls in connection with anticipated increases in the level of its operations. Although the Company believes that its systems and controls are adequate for its current level of operations, the Company anticipates that it may need to add additional personnel and expand and upgrade its financial systems to manage any future growth. The failure of the Company's management to respond to and manage growth effectively could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

RELIANCE ON SOLE PRODUCT ASSEMBLER


    All of the Company's software products are currently assembled (i.e., the disk media, operating manual and other documentation are inserted in shrink wrap packaging) by a related third party assembler that beneficially owns approximately 1.7% of the Company's Common Stock as of June 30, 1996. Although reliance on third party assemblers is common in the software industry and DeltaPoint believes that other assemblers are available, the Company has no formal contract with the assembler and the termination or interruption of this assembly arrangement could have a material adverse effect on the Company's business, financial condition and results of operations until an alternate assembler is secured.


RISKS ASSOCIATED WITH PRODUCT RETURNS; PRICE PROTECTION


    Consistent with industry practice, the Company allows distributors, retailers and end users to return products for credits towards the purchase of additional products. In addition, DeltaPoint's promotional activities, including free trial and satisfaction guaranteed offers, and competitors' promotional or other activities could cause returns to increase sharply at any time. Further, the Company expects that the rate of product returns could increase to the extent that the Company introduces new versions of its existing products. For example, product returns may increase above historical levels as a result of new product introductions. In addition, if the Company reduces its prices, the Company credits its distributors for the difference between the purchase price of products remaining in their inventory and the Company's reduced price for such products. Although the Company provides allowances for anticipated returns and price protection obligations, and believes its existing policies have resulted in the establishment of allowances that are adequate and have been adequate in the past, there can be no assurance that such product returns and price protection obligations will not exceed such allowances in the future and as a result will not have a material adverse effect on future operating results, particularly since the Company seeks to continually introduce new and enhanced products and is likely to face increasing price competition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEPENDENCE ON NONEXCLUSIVE SOFTWARE LICENSE FOR DRAG 'N DRAW-TM-



    DeltaPoint publishes Drag 'n Draw under a three-year non-exclusive, royalty-bearing agreement licensed from a third party. Under the terms of the license, the Company currently does not have access to the source code for Drag 'n Draw, which may be obtained upon payment of a specified fee. Therefore, without paying such fee, the Company has no right to the technology underlying Drag 'n Draw and is dependent on the third party licenser to modify or customize Drag 'n Draw in a timely manner. The license agreement requires that DeltaPoint achieve sufficient net revenue from the sale of Drag 'n Draw to pay the licenser a specified minimum royalty, which minimum was achieved in the first quarter term of the license. In addition, the license agreement does not contain a non-compete clause and the licenser is therefore free to allow other third parties, including competitors of DeltaPoint, to publish a product similar to Drag 'n Draw. Termination of the license would, or the grant of a non-exclusive license to a third party on the same or more favorable terms as those granted to DeltaPoint could, have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Proprietary Rights and Licenses."


LIMITED INTELLECTUAL PROPERTY PROTECTION; TRADEMARK DISPUTE


    The Company's ability to compete effectively depends in large part on its ability to develop and maintain proprietary aspects of its technology. Despite precautions taken by the Company, it may be possible for unauthorized third parties to copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary. Moreover, the laws of some foreign countries do not protect the Company's proprietary rights in its products to the same extent as do the laws of the United States. The Company licenses some of its products under "shrink wrap" license agreements that are included in products shipped by the Company and are not signed by licensees, therefore they may be unenforceable under the laws of certain jurisdictions. In addition, some aspects of the Company's products are not subject to intellectual property protection.


    The Company cannot be certain that others will not independently develop substantially equivalent or superseding proprietary technology, or that an equivalent product will not be marketed in competition with the Company's products, thereby substantially reducing the value of the Company's proprietary rights. There can be no assurance that any confidentiality agreements between the Company and its employees will provide adequate protection for the Company's proprietary information in the event of any unauthorized use or disclosure of such proprietary information. See "Business -- Proprietary Rights and Licenses."

    Since July 1995, the Company has received correspondence from Visio contesting the Company's right to use the product name Drag 'n Draw and asserting that it is confusingly similar to a registered trademark owned by Visio. Although the Company believes that this assertion lacks merit, there can be no assurance that the ultimate resolution of the matter will not have a material adverse impact on the Company's business, financial condition or results of operations. Although the Company is not currently engaged in any intellectual property litigation or proceedings regarding this matter or any other similar matters, there can be no assurance that the Company will not become involved in such proceedings. An adverse outcome in litigation or similar adversarial proceedings could subject the Company to significant liabilities to third parties, require disputed rights to be licensed from others or require the Company to cease the marketing or use of certain products, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. The Company may be required to obtain licenses to patents or proprietary rights of others, and there can be no assurance that any licenses required under any patents or proprietary rights would be made available on terms acceptable to the Company, if at all. See "Business -- Property Rights and Licenses."

CONCENTRATION OF SHARE OWNERSHIP


    As of September 30, 1996, the executive officers and directors of the Company and their affiliates, as a group, will continue to own or control approximately 26.8% of the outstanding capital stock of the Company. As a result, such persons and entities will continue to exert significant influence over the business and affairs of the Company. See "Principal and Selling Shareholders."


SHARES ELIGIBLE FOR FUTURE SALE


    Sale of substantial amounts of the Company's Common Stock in the public market or the prospect of such sales could materially adversely affect the market price of the Common Stock. As of September, 1996 the Company had outstanding 2,254,243 shares of Common Stock. Of these total outstanding shares of Common Stock 1,798,354 shares are, freely tradeable without restriction under the Securities Act of 1933, as amended (the "Securities Act"), unless purchased by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act, including 1,265,000 shares sold to the public in the Company's IPO and (ii) the remaining 455,889 shares are restricted shares ("Restricted Shares") under the Securities Act. Holders of approximately 654,050 Restricted Shares have entered into contractual "lockup" agreements providing that they will not offer, sell, contract to sell or grant any option to purchase or otherwise dispose of the shares of stock owned by them or that could be purchased by them through the exercise of options to purchase stock of the Company, until January 20, 1997 without the prior written consent of H.J. Meyers & Co. In addition 62,500 Shares of Common Stock ("Special Restricted Shares") and 125,000 of the Warrant Shares offered hereby have entered into contractual lockup agreements providing that they will not offer, sell, contract to sell or grant any option to purchase or otherwise dispose of the shares of stock owned by them or that could be purchased by them through the exercise of options to purchase stock of the Company, until December 26, 1996 and January 20, 1997, respectively. The remaining Restricted Shares are not subject to contractual "lock-up" agreements. If the holders of Special Restricted Shares exercise registration rights relating to such shares, additional shares of Common Stock could be available for sale during the periods indicated in this paragraph. Sales in the public market of substantial amounts of Common Stock (including sales in connection with an exercise of certain registration rights relating to approximately shares of Common Stock) or the perception that such sales could occur could depress prevailing market prices for the Common Stock. In addition, the Company has agreed to use its best efforts to register for resale under the Securities Act the shares of Common Stock underlying the Notes before the date 60 days after the Debt Financing Closing and to maintain the effectiveness of such registration for a minimum of two years. See "Description of Capital Stock -- Registration Rights."


SUBSTANTIAL SHARES OF COMMON STOCK RESERVED


    The Company has reserved 261,172 shares of Common Stock for issuance upon exercise of outstanding warrants and 887,223 shares of Common Stock for issuance to key employees, officers, directors and consultants pursuant to option exercises or sales of Common Stock under the Stock Plans. The Company has also issued to the Representative in connection with the initial public offering of the Company's Common Stock in December 1995, a warrant to purchase 110,000 shares of Common Stock. In addition, if the Company completes the Debt Financing as presently contemplated, it would be required to reserve shares of Common Stock for issuance upon exercise of the Notes and the Placement Agent's Warrant. The existence of the aforementioned warrants, options and notes and any other options or warrants may prove to be a hindrance to future equity financing by the Company. Further, the holders of such warrants, options and notes may exercise them at a time when the Company would otherwise be able to obtain additional equity capital on terms more favorable to the Company. See "Description of Capital Stock."


VOLATILITY OF STOCK PRICE; NO PRIOR MARKET FOR WARRANTS; POSSIBLE ILLIQUIDITY OF TRADING MARKET

    The Company's stock price has exhibited volatility since the Company's initial public offering in December 1995. There has been no prior market for the Company's Warrants and there can be no assurance that a public market for the Warrants will develop or be sustained after the Offering. In the absence of such a market, purchasers of the Warrants may experience substantial difficulty in selling their securities. The trading price of the Company's Common Stock and Warrants could be subject to significant fluctuations in response to variations in quarterly operating results, changes in analysts' estimates, announcements of technological innovations by the Company or its competitors, general conditions in the Internet tools and visualization software industries and other factors. In addition, the stock market is subject to price and volume fluctuations that affect the market prices for companies in general, and small capitalization, high technology companies in particular, and are often unrelated to their operating performance.



    The shares of Common Stock are traded on the Nasdaq Small Cap Market, which is a significantly less liquid market than the Nasdaq National Market, and the Pacific Stock Exchange, and the Company has submitted an application to permit trading of the Warrants on the Nasdaq Small Cap Market. Moreover, if the Company should continue to experience losses from operations, it may be unable to maintain the standards for continued trading on the Nasdaq Small Cap Market or the Pacific Stock Exchange, and the shares of Common Stock and the Warrants, if traded, could be subject to removal from the Nasdaq Small Cap Market or the Pacific Stock Exchange, as the case may be. Trading, if any, in the Common Stock and the Warrants would therefore be conducted in the over-the-counter market on an electronic bulletin board established for securities that do not meet the Nasdaq Small Cap Market listing requirements, or in what are commonly referred to as the "pink sheets." As a result, an investor would find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the Company's securities. In addition, if the Company's securities were removed from the Nasdaq Small Cap Market, they would be subject to so-called "penny stock" rules that impose additional sales practice and market making requirements on broker-dealers who sell and/or make a market in such securities. Consequently, removal from the Nasdaq Small Cap Market, if it were to occur, could affect the ability or willingness of broker-dealers to sell and/or make a market in the Company's securities and the ability of purchasers of the Company's securities to sell their securities in the secondary market. In addition, if the market price of the Company's Common Stock is less than $5.00 per share, the Company may become subject to certain penny stock rules even if still quoted on the Nasdaq Small Cap Market. While such penny stock rules should not affect the quotation of the Company's Common Stock on the Nasdaq Small Cap Market, such rules may further limit the market liquidity of the Common Stock and Warrants and the ability of purchasers in this Offering to sell such securities in the secondary market.


    The Company has not previously paid any dividends on its Common Stock and for the foreseeable future intends to continue its policy of retaining any earnings to finance the development and expansion of its business. See "Dividend Policy."

LIMITATIONS ON LIABILITY AND INDEMNIFICATION MATTERS

    As permitted by California General Corporation Law, the Company has included in its Restated Articles of Incorporation a provision to eliminate the personal liability of its directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, subject to certain exceptions. In addition, the Bylaws of the Company provide that the Company is required to indemnify its officers and directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and the Company is required to advance expenses to its officers and directors as incurred in connection with proceeding against them for which they may be indemnified. The Company has entered into indemnification agreements with its officers and directors containing provisions that are in some respects broader than the specific indemnification provisions contained in the California General Corporation Law. See "Management -- Limitations on Liability and Indemnification Matters."

                          PRICE RANGE OF COMMON STOCK


    The Company's Common Stock is traded on the Nasdaq Small Cap Market under the symbol DTPT and on the Pacific Stock Exchange under the symbol DTP.P. The table below sets forth the high and low closing sale prices of the Common Stock for the periods indicated, as reported by the Nasdaq Small Cap Market.

    Prior to this offering, there has been no public market for the Warrants, and there can be no assurance that an active market will develop. The Company plans to submit an application to list the Warrants on the Nasdaq Small Cap Market.


                                                                                         HIGH        LOW
                                                                                       ---------  ---------
YEAR ENDED DECEMBER 31, 1995
  Fourth quarter (from December 20,1995).............................................  $    8.75  $    8.00
YEAR ENDED DECEMBER 31, 1996
  First quarter......................................................................  $    9.75  $    6.50
  Second quarter.....................................................................  $   17.25  $    9.50
  Third Quarter......................................................................  $   13.75  $    5.87
  Fourth quarter (through October 11, 1996)..........................................  $   11.25  $    9.75



    On October 11, 1996, the closing sale price for a share of the Company's Common Stock, as reported on the Nasdaq Small Cap Market, was $11.25.


                                DIVIDEND POLICY

    The Company has never declared or paid any cash dividends on its Common Stock, and the Company currently intends to retain any future earnings to fund the development of its business and therefore does not anticipate paying any cash dividends on its Common Stock in the foreseeable future.

                                 CAPITALIZATION


    The following table sets forth the short-term debt and capitalization of the Company at June 30, 1996:



                                                                                           JUNE 30, 1996
                                                                                           -------------
                                                                                                (IN
                                                                                            THOUSANDS)
LONG-TERM DEBT...........................................................................   $         0
                                                                                           -------------
                                                                                           -------------

SHAREHOLDERS' EQUITY:
  PREFERRED STOCK, NO PAR VALUE, 4,000,000 SHARES AUTHORIZED, NONE ISSUED OR
   OUTSTANDING...........................................................................   $   --
  COMMON STOCK, NO PAR VALUE, 25,000,000 SHARES AUTHORIZED, 2,222,243 SHARES ISSUED AND
   OUTSTANDING; (1)......................................................................   $    13,057
  ACCUMULATED DEFICIT....................................................................       (11,607)
                                                                                           -------------
    TOTAL SHAREHOLDERS' EQUITY...........................................................   $     1,450
                                                                                           -------------
      TOTAL CAPITALIZATION...............................................................   $     1,450
                                                                                           -------------
                                                                                           -------------


------------------------

(1) Excludes: (i) warrants outstanding as of June 30, 1996 to purchase 371,172 shares of Common Stock, (ii) options outstanding as of June 30, 1996 to purchase 653,133 shares of Common Stock (iii) up to 555,556 shares of Common Stock issuable upon exercise of Notes that may be issued in the proposed Debt Financing, based upon an assumed conversion price of $9.00 per share, and (iv) up to 555,556 shares of Common Stock that may be issuable upon exercise of the Placement Agent's Warrant that would be issued in the proposed Debt Financing. See "Management -- 1990 Key Employee Incentive Stock Plan," "Management -- 1992 Non-Statutory Stock Option Plan," "Management -- 1995 Stock Option Plan," "Description of Capital Stock -- Warrants" and Notes 5, 8 and 9 of Notes to Financial Statements.

                            SELECTED FINANCIAL DATA


    The following selected financial data should be read in conjunction with the Financial Statements and related Notes thereto appearing elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The statement of operations data for the years ended December 31, 1994 and 1995 and the balance sheet data at December 31, 1994 and 1995 have been derived from the audited financial statements of the Company included elsewhere in this Prospectus. The statement of operations data for the six months ended June 30, 1995 and 1996 and the balance sheet data at June 30, 1996 are derived from unaudited financial statements of the Company. The unaudited financial statements, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for the periods. The results of operations for the six months ended June 30, 1996 are not necessarily indicative of results that may be expected for the full year or in any future period.



                                                                         YEAR ENDED DECEMBER    SIX MONTHS ENDED JUNE
                                                                                 31,                     30,
                                                                        ----------------------  ----------------------
                                                                           1994        1995        1995        1996
                                                                        ----------  ----------  ----------  ----------
STATEMENT OF OPERATIONS DATA (IN THOUSANDS, EXCEPT FOR PER SHARE
 DATA):
Net revenues..........................................................  $    4,885  $    4,043  $    2,261  $    1,893
Cost of revenues......................................................         962       1,337         714         621
                                                                        ----------  ----------  ----------  ----------
  Gross profit........................................................       3,923       2,706       1,547       1,272
                                                                        ----------  ----------  ----------  ----------
Operating expenses:
  Sales and marketing.................................................       1,636       1,922         759       2,051
  Research and development............................................         930       2,036         389       1,088
  General and administrative..........................................         839       1,234         588         961
                                                                        ----------  ----------  ----------  ----------
                                                                             3,405       5,192       1,736       4,100
                                                                        ----------  ----------  ----------  ----------
Income (loss) from operations.........................................         518      (2,486)       (189)     (2,828)
Interest income (expense).............................................        (168)       (146)        (61)         39
                                                                        ----------  ----------  ----------  ----------
Net income (loss).....................................................  $      350  $   (2,632) $     (250) $   (2,789)
                                                                        ----------  ----------  ----------  ----------
                                                                        ----------  ----------  ----------  ----------
Net income (loss) per share (1).......................................  $     0.38  $    (2.42) $    (0.25) $    (1.27)
                                                                        ----------  ----------  ----------  ----------
                                                                        ----------  ----------  ----------  ----------
Shares used to compute net income (loss) per share (1)................         997       1,086       1,001       2,193
                                                                        ----------  ----------  ----------  ----------
                                                                        ----------  ----------  ----------  ----------



                                                                                     DECEMBER 31,       JUNE 30,
                                                                                 --------------------  -----------
                                                                                   1994       1995        1996
                                                                                 ---------  ---------  -----------
BALANCE SHEET DATA (IN THOUSANDS):
  Working capital (deficit)....................................................  $  (2,050) $   2,915   $     764
  Total assets.................................................................      1,147      6,764       4,689
  Current liabilities..........................................................      2,970      3,315       3,239
  Mandatorily redeemable convertible preferred stock...........................      4,177     --          --
  Total shareholders' equity (deficit).........................................  $  (6,041) $   3,449   $   1,450


------------------------
(1) For an explanation of the number of shares used to compute net income (loss) per share, see Note 1 of Notes to Financial Statements.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THIS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS SECTION AND OTHER PARTS OF THIS PROSPECTUS CONTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT MIGHT CAUSE SUCH A DIFFERENCE INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED BELOW AND IN "RISK FACTORS" AND "BUSINESS."

OVERVIEW


    DeltaPoint was incorporated on February 1, 1989 to design, develop and market visualization software products for personal computers. DeltaPoint commenced shipments of its initial product, DeltaGraph, at the end of 1989. In June 1995, the Company shipped the initial version of Drag 'n Draw for Windows. In November 1995, the Company acquired technology required to develop WebAnimator, a multimedia authoring tool for the Web. In December 1995, the Company acquired technology to develop QuickSite, a Web site creation and management tool which was released in February 1996. The Company introduced WebTools in March 1996, WebAnimator in July 1996 and QuickSite Developer's Edition in September 1996. The Company plans to incur additional expenditures to develop Internet software tools or new versions of existing software tools over the next several quarters. Although the Company has historically derived substantially all of its revenues from charting and graphics software products for desktop applications, the Company's strategy is to realize a significant and growing percentage of future revenues from the sale of Internet software tools.


    The Company's revenues consist of license revenues from sales of software products to distributors, resellers and end users. In addition, the Company derives license revenues from royalty and packaging agreements with certain customers. Under these agreements, the Company typically receives a large percentage of the aggregate revenues in the form of a nonrefundable royalty paid upon shipping of the master copy of software, which allows the customer to license a specified number of copies of the Company's software, and a smaller percentage of aggregate revenues in the form of packaging fees, which are paid to the Company based on the manufacturing cost of products that the Company packages and ships for the customer over the life of the agreement. As a result, these agreements can lead to quarterly fluctuations in revenues and gross profit.


    Software product sales are recognized upon shipment of the product, net of appropriate allowances for estimated returns. Revenues from software royalty and packaging agreements are recognized upon shipment of a master copy of the software product and packaging if no significant vendor obligations remain under the term of the license agreements and any amounts to be paid are nonrefundable. Payments received in advance of revenue recognition are recorded as deferred revenue. The Company grants distributors and resellers certain rights of return, price protection and stock rotation rights on unsold merchandise. Accordingly, reserves for estimated future returns and credits for price protection and stock rotation rights are accrued at the time of shipment.


    The Company sustained significant operating losses in 1992 and 1993 as a result of expenses incurred in connection with the introduction of the initial Windows version of DeltaGraph and the Company's attempt to market and sell this product primarily through retail channels (including mass merchandisers and other retail stores). The Company's sales through these channels were lower than anticipated during 1992 and 1993. Since the first quarter of 1994, the Company has focused on marketing and selling DeltaGraph through direct channels to end users (including direct mail and catalogs).

    Net revenues declined from $4,885,000 in 1994 to $4,043,000 in 1995. The decline of net revenues was comprised of a decline in domestic revenues, from $2,833,000 in 1994 to $2,433,000 in 1995, and a decline in international revenues, from $2,052,000 in 1994 to $1,610,000 in 1995. Net revenues declined primarily because of lower than anticipated customer demand for the Company's Windows version of DeltaGraph, the de-emphasis of sales through retail distribution channels and sales of graphics utilities products, the reduction of sales and marketing expenditures until late, 1995 due to cash constraints, and a refocusing of the Company's business into the Internet market. The Company had anticipated that sales of its Windows version DeltaGraph would be above historical sales levels of DeltaGraph. The Company believes that net revenues may remain flat or continue to decline until it has realized significant revenues from recently introduced Internet software tools, such as QuickSite, QuickSite Developer's Edition, WebTools and WebAnimator, and from products that the Company develops or acquires in the future.



    The Company's gross profit has historically fluctuated from quarter to quarter based on the mix of revenues derived from software product sales, and, for the reasons discussed above, royalty fees and packaging fees. The Company obtains higher than average gross profit on revenues derived from royalty fees on its traditional charting and graphing software products because of the negligible costs associated with generating such revenues, and lower than average gross profit on packaging fees from these products, because packaging is sold at a price based on the manufacturing cost of the finished software product. The Company's gross profit has also fluctuated based on the mix of product revenues derived from sales of the Company's higher-margin DeltaGraph product and sales of lower-margin graphics utilities products where the Company must pay royalties to third parties. The Company believes these factors may impact its gross profit in the future. In addition, to the extent the Company's QuickSite and WebAnimator product revenues increase, gross profit may be negatively impacted in the future as the Company must pay royalties to third parties on sales of these products. See "Risk Factors -- Substantial Dependence on Recent and Anticipated Product Introductions" and "-- Dependence on Nonexclusive Software License for Drag 'n Draw."



    The Company's limited operating history makes the prediction of future operating results difficult or impossible. Future operating results will depend on many factors, including demand for the Company's products, the mix of revenues derived from product sales and royalty and packaging fees, the level of product and price competition, the Company's success in expanding its direct sales efforts for its software products and indirect distribution channels for its new or anticipated Internet products and the ability of the Company to successfully develop and market new products and control costs. In particular, the Company's ability to achieve revenue growth and profitability in the future will be significantly dependent on the timely introduction and market acceptance of products the Company has recently introduced or is developing and the ability of the Company to successfully develop products for new and existing markets.



    The Company incurred a loss for the year ended December 31, 1995, in part due to a charge to operations recorded in the fourth quarter of approximately $1,240,000 resulting from the acquisition of certain Internet technologies for the portion of the purchase price determined to be in-process research and development and a decline in revenues from traditional products. In addition, the Company incurred a loss of $2,789,000 for the first half of 1996, in part due to a continued decline in revenues from traditional products that has not been offset by revenues from recently introduced products. The Company expects to incur losses from operations for at least the next 12 months, and perhaps longer, particularly if revenues do not increase significantly above current levels. There can be no assurance that the Company will not incur significant additional losses until it successfully develops or acquires new products or enhancements to existing products that generate significant revenues and profits. See "Risk Factors -- Recent and Expected Losses; Accumulated Deficit; Quarterly Fluctuations in Performance."

RESULTS OF OPERATIONS

    The following table sets forth for the periods indicated, certain statement of operations data as a percentage of net revenues.


                                                                YEAR ENDED             SIX MONTHS ENDED
                                                               DECEMBER 31,                JUNE 30,
                                                         ------------------------  ------------------------
                                                            1994         1995         1995         1996
                                                         -----------  -----------  -----------  -----------
                                                                                         (UNAUDITED)
Net revenues...........................................      100.0%       100.0%       100.0%       100.0%
Cost of revenues.......................................       19.7         33.1         31.6         32.8
                                                             -----        -----    -----------  -----------
    Gross profit.......................................       80.3         66.9         68.4         67.2
                                                             -----        -----    -----------  -----------
Operating expenses:
  Sales and marketing..................................       33.5         47.5         33.6        108.4
  Research and development.............................       19.0         50.4         17.2         57.5
  General and administrative...........................       17.2         30.5         26.0         50.8
                                                             -----        -----    -----------  -----------
    Total operating expenses...........................       69.7        128.4         76.8        216.7
                                                             -----        -----    -----------  -----------
Income (loss) from operations..........................       10.6        (61.5)        (8.4)      (149.4)
Interest income (expense)..............................       (3.4)        (3.6)        (2.7)         2.1
                                                             -----        -----    -----------  -----------
    Net income (loss)..................................        7.2%       (65.1)%      (11.1)%     (147.3)%
                                                             -----        -----    -----------  -----------
                                                             -----        -----    -----------  -----------



    SIX MONTHS ENDED JUNE 30, 1995 AND 1996



    NET REVENUES. Net revenues for the six month period ended June 30, 1996 decreased by 16.3% to $1,893,000 from $2,261,000 for the corresponding period in the prior year. The decrease in revenue is primarily due to a new release of the Company's Windows version of DeltaGraph for the U.S. and Japan in the six month period ended June 30, 1995 and no corresponding releases in the six month period ended June 30, 1996. In addition, the decrease in revenue was due to the refocus of the Company's business to the Internet market. For the six month period ended June 30, 1996, international revenue decreased to 14.8% of net revenues compared to 42.5% for the period ended June 30, 1995. The decrease in international revenues was due to fewer Japanese license agreements and the timing of new product introductions including the Windows version of DeltaGraph. The Company's domestic and international sales are principally denominated in United States dollars. Movements in currency exchange rates did not have a material impact on the total revenue in the periods presented. However, there can be no assurance that future movements in currency exchange rates will not have a material adverse effect on the Comapany's future revenues and results of operations.



    GROSS PROFIT.    Cost  of  revenues  consists  of  direct  material,  labor, overhead, freight, post contract customer support, royalties and contract manufacturing costs associated with the manufacturing of the Company's products. The Company believes that these and other factors will contribute to the fluctuations of gross profit as a percentage of revenue. Gross profit for the six month period ended June 30, 1996 decreased as a percentage of net revenues to 67.2% from 68.4% for the corresponding period in the prior fiscal year. The Company's gross profit has varied from quarter to quarter as a result of changes in customer and product mix, inventory write-offs due to new product releases, third party royalty obligations for the Company's recently released Internet products and packaging revenues to the Company's Japanese distributor. To the extent that the newly released QuickSite and WebAnimator products increase in the future as a percentage of the Company's overall net revenues and to the extent that the Company continues to release updated versions of the existing product line, the Company's gross profit as a percentage of revenues will continue to vary.



    SALES   AND  MARKETING.     Sales  and  marketing   expenses  include  sales
commissions, compensation of sales and marketing personnel and cost of promotional activities. Sales and marketing expenses for the six month period ended June 30, 1996 increased to $2,051,000 or 108.4% of net revenues compared to $759,000 or 33.6% of sales for the corresponding period in the prior year. The increase in sales and marketing expenses in absolute dollars and as a percentage of net revenues was primarily due to an increase in headcount and an increase in the use of direct mail, telemarketing, consultants, print advertising, tradeshows and channel promotions used to promote DeltaGraph, QuickSite, and WebAnimator. The Company expects that sales and marketing expenses will increase in future periods because the Company intends to add sales and marketing personnel to support the anticipated introduction of new products and updated versions of the Company's existing products.



    RESEARCH AND DEVELOPMENT. Research and development expenses for the six month period ended June 30, 1996 increased to $1,088,000 or 57.5% of net revenues compared to $389,000 or 17.2% of net revenues for the corresponding period in the prior year. The increase in research and development expenses was primarily due to a staffing increase for the development of QuickSite, WebAnimator and DeltaGraph. In addition, the Company retained several consultants to aid in the development process. The Company expects that research and development expenses will increase in future periods due to further development of new products and updated and cross platform versions of the Company's existing products.



    GENERAL AND ADMINISTRATIVE. General and administrative expenses for the six month period ended June 30, 1996 increased to $961,000 or 50.8% of net revenues compared to $588,000 or 26.0% of net revenues for the corresponding period in the prior year. The increase in general and administrative expenses was primarily attributable to a severance expense charge of $505,000 relating to the departure of the Company's former Chief Executive Officer.



    PROVISION FOR INCOME TAXES. There was no provision for taxes during the six month periods ended June 30, 1996 and 1995 due to net operating losses.


    YEARS ENDED DECEMBER 31, 1994 AND 1995

    NET REVENUES. Net revenues decreased by 17.2% from $4,885,000 in 1994 to $4,043,000 in 1995. Net revenues declined primarily because of lower than anticipated sales of the Company's Windows version of DeltaGraph, the de-emphasis of sales through indirect distribution channels and sales of graphics utilities products, an overall reduction of sales and marketing expenditures and a refocusing of the Company's business into the Internet market. International sales accounted for 42.0% of net revenues during 1994 and 40.0% for 1995. The decrease in international revenues was partly due to slower than anticipated DeltaGraph sales in the fourth quarter of 1995 and the delay in release of the Japanese version of the Drag 'n Draw product. The Company's domestic and international sales are principally denominated in United States dollars. Movements in currency exchange rates did not have a material impact on the total revenue in the periods presented. However, there can be no assurance that future movements in currency exchange rates will not have a material adverse effect on the Company's future revenues and results of operations.


    COST OF REVENUES. Cost of revenues consists of direct material, labor, overhead, freight, post contract customer support, royalties and contract manufacturing costs associated with the manufacturing of the Company's products. Cost of revenues increased from $962,000, or 19.7% of net revenues, in 1994 to $1,337,000, or 33.1% of net revenues in 1995. The increase in cost of revenues was primarily due to royalties paid by the Company on sales of Drag 'n Draw in 1995 and to a lesser extent translation costs associated with the French version of DeltaGraph. The increase in cost of revenues on a percentage of net revenues in 1994 to 1995 was also partially caused because overhead and related costs did not decrease at the same rate as net revenues in 1995.



    GROSS PROFIT. The Company's gross profit has varied from quarter to quarter as a result of changes in the mix of revenues derived from license fees from sales to the Company's Japanese distributor and other customers. The Company believes that the decrease in gross profit on a percentage basis for the year ended December 31, 1995 was the result of sales of lower margin upgrades of DeltaGraph in Japan and royalties paid by the Company in connection with initial sales of Drag 'n Draw.


    SALES   AND  MARKETING.     Sales  and  marketing   expenses  include  sales
commissions, compensation of sales and marketing personnel and cost of promotional activities. Sales and marketing expenses increased by 17.5% from $1,636,000 in 1994 to $1,922,000 in 1995. The increase in sales and marketing expenses in absolute dollars and as a percentage of net revenues was primarily due to an increase in the use of direct mail, telemarketing and channel promotions used to promote Drag 'n Draw.



    RESEARCH AND DEVELOPMENT. Research and development expenses increased by 118.9% from $930,000 in 1994 to $2,036,000 in 1995. The increase in research and development expenses in absolute dollars and as a percentage of net revenues was due to a charge to operations of $1,240,000 resulting from the acquisition of certain Internet technologies for the portion of the purchase price determined to be in-process technology as such technology had not reached technological feasibility and had no alternative future use. This increase in research and development expenses was offset by a decrease in spending in research and development because of a lack of sufficient cash during most of 1995 to adequately fund development of anticipated new products. The increase was also offset by the reduced development of the Company's graphics utilities products.



    GENERAL AND ADMINISTRATIVE. General and administrative expenses increased 47.1% from $839,000 for 1994 to $1,234,000 for 1995. The increase in general and administrative expenses in absolute dollars and as a percentage of net revenues was primarily attributable to additional provisions for specific doubtful accounts receivable related to receivables from a distributor which is experiencing financial difficulties. At June 30, 1996, the distributor had no outstanding payment obligations to the Company. Management believes that the allowance for doubtful accounts receivable is adequate to provide for losses incurred in connection with the ultimate realization of accounts receivable.



    PROVISION FOR INCOME TAXES. There was no provision for taxes in 1994 or 1995 due to net operating losses and the availability of net operating loss carryforwards. Due to certain changes in the Company's ownership, the net operating loss carryforwards available to offset against future income is limited to approximately $2,345,000 or $142,000 per year. If certain additional changes in the Company's ownership occur, the Company's use of net operating loss carryforwards may be subject to a lower annual limitation.


LIQUIDITY AND CAPITAL RESOURCES


    As of June 30, 1996, the Company had a working capital balance of $764,000 and shareholders' equity of $1,450,000. The Company has financed its operations primarily through private and public sales of equity securities, borrowings under a term loan and the private sale of debt securities. Since inception, the Company has received $13,129,000 in proceeds from private sales of preferred stock and from the Company's initial public offering of common stock and the related overallotment exercise in December 1995 and January 1996, respectively.


    The Company used net cash in operations of $308,000 in 1994 and $1,646,000 in 1995. Net cash used in 1994 consisted primarily of decreases in accounts payable and accrued liabilities, partially offset by net income of $350,000 and depreciation and amortization of $241,000. Net cash used in 1995 consisted primarily of a net loss of $2,632,000, an increase in accounts receivable of $642,000, largely because of significant sales of the Company's products in the last 30 days of the third quarter of 1995 with extended payment terms, a decrease in accounts payable of $751,000, partially offset by a $1,240,000 charge to operations from the acquisition of certain Internet technologies for the portion of the purchase price determined to be in-process technology and an increase in accrued liabilities of $670,000.


    The Company used net cash in operations of $2,300,000 in the six-month period ended June 30, 1996 and $909,000 for the corresponding period of the prior year. Net cash used in the six-month period ended June 30, 1996 consisted primarily of a net loss of $2,789,000 offset by a decrease in accounts receivable of $336,000 and a decrease in inventories of $65,000. Net cash used in 1995 consisted primarily of a net loss of $250,000 and a decrease in accounts payable of $627,000.

    The Company obtained net cash from financing activities of $359,000 in 1994 and $6,499,000 in 1995. Net cash obtained in 1995 consisted primarily of $5,143,000 in net proceeds in 1995 from the Company's initial public offering of common stock completed in 1995 and other equity financing.


    Net cash provided by financing activities totalled $745,000 in the six-month period ended June 30, 1996 and $927,000 for the corresponding period of the prior year. Net cash from financing activities in the six-month period ended June 30, 1996 consisted primarily of $831,000 in net proceeds from the exercises of the Company's overallotment from the initial public offering of common stock offset by $77,000 in expenses relating to the registration statement on Form SB-2 for the Company's Series E Preferred Stock and related warrants. Net cash from financing activities in the six-month period ended June 30, 1995 consisted primarily of proceeds from the sale of preferred stock for a total of $1,050,000.



    The Company's capital expenditures related primarily to purchases of personal computers and computer workstations to support the Company's development work and other property and equipment. For the year ended December 31, 1995, the Company's capital expenditures totaled approximately $29,000. The Company anticipates capital expenditures for 1996 will be approximately $350,000 due to an anticipated increase in personal computers and computer workstation equipment needs to support the increased development work. For the six month period ended June 30, 1996 the Company's capital expenditures totaled approximately $272,000.



    In November and December of 1995, the Company acquired technology required to develop WebAnimator, QuickSite, and WebTools. The Company acquired the technologies for an aggregate purchase price of $1,690,000 of which $1,090,000 will be paid in aggregate cash payments. As of June 30, 1996, $815,000 of these aggregate cash payments had been made. The Company recorded a charge of $1,240,000 to operations in 1995 from the acquisition of these technologies for the portion of the purchase price determined to be in-process technology.



    The Company estimates that as of September 30, 1996 its cash and cash equivalents was approximately $1,530,000. The Company's existing and available cash resources are not sufficient to fund its operations at desired levels without obtaining additional outside financing. The Company plans to seek up to approximately $4,500,000 in net proceeds from the proposed Debt Financing. Although the Company believes that its existing and available cash resources, together with the anticipated net proceeds from the Debt Financing, should be sufficient to meet its cash requirements for at least the next 12 months, there can be no assurance that such cash resources will be sufficient to satisfy the Company's operating requirements. To the extent the Company continues to incur losses or grows in the future, its operating and investing activities may use cash and, consequently, such losses or growth may require the Company to obtain additional sources of financing. In addition, the Company's actual capital needs will depend upon numerous factors, including the progress of the Company's software development activities, the cost of increasing the Company's sales and marketing activities and the amount of cash generated from operations, none of which can be predicted with certainty. There can be no assurance that the Company will not require additional capital sooner than currently anticipated. There can be no assurance that the Debt Financing or any additional required financing will be available to the Company on acceptable terms, or at all. The inability to successfully consummate the Debt Financing or to obtain required financing would have a material adverse effect on the Company's business, financial condition and results of operation. For example, if the Company is unable to successfully complete the Debt Financing, it may be required to significantly curtail its planned operations or seek alternative financing on highly dilutive terms. See "Risk Factors -- Future Capital Needs; No Assurance of Future Financing."

                                    BUSINESS



    DeltaPoint, Inc. ("DeltaPoint" or the "Company") develops and markets Internet software tools designed to allow users to effectively and easily create, manage and enhance sites on the Internet's World Wide Web. The Company introduced QuickSite in February 1996 to enable novice and experienced site publishers to rapidly create, maintain and enhance robust Web sites. Since its introduction, the Company believes that QuickSite has received more awards than any other Web site creation and management tool, winning the PC WEEK Analyst's Choice award in March 1996, WINDOWS MAGAZINE recommended seal and the PC WEEK Labs IT Excellence Award in April 1996, and the PC COMPUTING 5 Star rating in June 1996. The Company introduced WebTools in March 1996 to allow developers, value-added resellers ("VARs") and corporate MIS directors to add Web publishing capabilities to existing applications and introduced WebAnimator in July 1996 to allow a broad range of Web users to easily add multimedia and interactive animation to a Web site. In addition, in September 1996 the Company introduced QuickSite Developer's Edition, a new high end version of QuickSite designed for professional Web developers and corporate Intranet developers.



    A key element  of the  Company's objective  of becoming  a leading  Internet software tools provider is to increase its strategic alliances with key partners. In September 1996, the Company entered into an agreement with IBM to develop and license a customized version of QuickSite for inclusion in IBM's recently announced World Distributor, an on-line interactive electronic commerce service. The Company has also entered into agreements with Borland International, Sony, McGraw-Hill, Earthlink, Compaq and Netcom Interactive to distribute existing or planned versions of QuickSite with their products or services.



    In the past, the Company has derived most of its revenues from the sale of charting and graphics software products such as DeltaGraph, an advanced multi-platform charting and graphics product. The Company plans to de-emphasize its charting and graphing products and expects that they will represent a declining percentage of its business.



BACKGROUND



    The rapid growth of the Internet, combined with the emergence of the World Wide Web, the graphical multimedia-rich portion of the Internet, has resulted in the development of the Internet as a new mass communications medium. The demand to access the World Wide Web has fueled the rapid growth and proliferation of "Web browsers," such as the Netscape Navigator and Microsoft Internet Explorer, which allow users to passively view information on the World Wide Web. In addition, search engines such as those provided by Yahoo! and InfoSeek simplify the process of locating information on the Web.



    Increasingly, however, Web users are no longer satisfied simply to browse and search the Web. The worldwide, cost-effective communication benefits of the Web are leading many individuals and organizations to actively "publish" information on the Web by creating a Web "site," a collection of individual Web pages, each hand-crafted using a relatively new and quickly evolving tagging language called HTML.



    Many large corporations, having already established sophisticated Web sites for external communications, and are now encouraging smaller internal groups and departments to build private "Intranet" Web sites. Small businesses, home-based businesses, individuals and others are also creating Web sites to reach target audiences.



    For many individuals and organizations, establishing a robust Web site remains a time-consuming and expensive proposition. The free-form nature of HTML has inhibited the emergence to date of a standard for HTML page creation. Further, an increasing number of competing extensions and modifications to the HTML language continue to be proposed, making it difficult for Web site publishers to support the latest technical advances.



    A first generation of third-party Web "page creation" tools has emerged. These limited-function tools focus on the creation of a single page at a time. Content within pages and between pages must be manually linked and manually maintained. Further, the content of the site has no inherent structural intelligence, making global changes, consistency of design and reorganization of sections difficult and time-consuming. A second generation of Web page creation tools, such as Microsoft's Front Page and NetObjects' Fusion, has also been introduced. Although this generation offers some ease-of-use improvements over the first generation, these products continue to be based on architectures that primarily emphasize the layout and design aspects of individual pages.



    The Company believes that a compelling Web site consists of a robust and growing collection of interrelated pages and links. As a result, the Company believes that effective software tools for creating and managing Web sites must not only simplify initial content creation but enable site authors to easily update, maintain, expand and manage their sites on an ongoing basis, regardless of whether the sites consist of five pages or 5,000 pages. Further, the Company believes that an open architecture is important to maintaining maximum flexibility as Internet standards emerge and evolve rapidly.



DELTAPOINT APPROACH



    The Company offers a family of products that enables Web site creators to easily and cost-effectively generate, manage and enhance Web content using a structured approach. QuickSite and QuickSite Developer's Edition, the Company's Web site creation and management products, utilize an advanced product design featuring a database architecture and incorporate a series of query-based "wizards" that guide the site developer through a "point and click" process that results in a completed, fully linked Web site structure in minutes. The Company's database design enables the automatic generation and maintenance of links between Web pages, eliminating or reducing the need for any programmer or technical intervention. Additionally, this approach enables all components of an entire Web site to be captured, collected and easily managed as fully indexed data objects within the database engine. The Company believes that its database approach to Web site creation and management provides fundamental advantages over existing page creation methodologies which will become increasingly apparent as the volume and complexity of content contained in the Web sites increases.



    The Company's Web site creation and management tools are designed with full client-side functionality to free the site designer from costly server connection time during the site creation and testing process. Further, these tools utilize an open architecture that provides browsers and server independence. The Company intends to incorporate this level of flexibility into all of its Internet software tools.



DELTAPOINT STRATEGY



    DeltaPoint's objective is to be a leading provider of software products that enable users of all experience levels to quickly and easily create, manage and enhance compelling sites on the World Wide Web. The Company's strategy for achieving this objective includes the following elements:



    CREATE BRAND AWARENESS. The Company intends to increase its brand awareness through a coordinated strategy of building brand equity in the QuickSite product name, emphasizing QuickSite's Web site management capabilities and database architecture, and demonstrating its growing acceptance through a growing array of relationships with industry leaders. Since March 1996, the Company has entered into agreements with companies such as IBM, Borland International, Sony, McGraw-Hill, Earthlink, Compaq and Netcom Interactive. To build brand identity, the Company also plans to increase and expand its print and online advertising efforts and to increase its participation in major industry conferences and trade shows.



    EXPAND DISTRIBUTION. The Company plans to expand distribution of its Internet software tools by increasing its retail distribution relationships to ensure wide commercial availability of its shrink-wrapped products and by partnering with alternative channel and vertical segment leaders, including distribution and co-marketing relationships with key PC manufacturers and Internet Service Providers (ISPs) that can increase market penetration and that offer revenue sharing business models.

    BROADEN PRODUCT OFFERING. The Company intends to identify and develop, license or acquire technologies or products to extend market position in two areas: Web site creation and Web site management. In the area of Web site creation, the Company intends to continue expanding the range of pre-designed templates, graphics, forms and wizards contained within the QuickSite product. The Company also plans to develop and market complementary content enhancement products, such as WebAnimator, which allow Web site creators to improve content through special effects. In the area of Web site management, the Company expects to continue to update and enhance the management features of QuickSite.



    DEVELOP PRODUCTS THAT SUPPORT OPEN ARCHITECTURE. The Company plans to introduce Internet software tools based on an open, client-based architectures. The Company intends to develop Web products which will support any widely used Web browser, including Netscape Navigator and Microsoft Internet Explorer, as well as any major server software environment, including Windows NT, Netscape Commerce Server and Unix. Additionally, the Company plans to architech additional products that will enable the entire Web site creation process to occur on a client-side desktop personal computer.



    TARGET CORPORATE INTRANET MARKET. The design of the Company's Internet software tools enable them to be used with little or no modification in the corporate Intranet environment. The Company plans to develop and implement a focused effort to target the Intranet marketplace. Specifically, the Company plans to create a dedicated market development and sales team with specialized expertise in providing corporate solutions.



DELTAPOINT PRODUCTS



    The Company has introduced four Internet software tools in 1996. QuickSite is designed as a low cost, easy to use Web site creation and management tool that is designed to enable novice and experienced site publishers to rapidly create, maintain and grow a robust Web site. QuickSite Developer's Edition offers additional functionality and is targeted for software programmers, Webmasters, commercial Web site developers and corporate Web site managers. WebTools has been designed to enable developers, VAR's and corporate MIS directors to add Web publishing capabilities to existing applications. WebAnimator is designed to allow a broad range of Web users to easily add multimedia and interactive animation to a Web site.



    The Company's charting and graphics software products currently include DeltaGraph, a cross platform application which is used to transform numerical data into charts and graphs.



    QUICKSITE



    In December 1995, the Company acquired an exclusive license to core technologies which serve as the basis for a family of Web site creation and management software tools. QuickSite, the first of these tools which began shipping to retail distributors on March 28, 1996, is designed to enable non-technical individuals and organizational users to rapidly create and efficiently manage a Web site. The following are the key attributes of the DeltaPoint solution:



    EASE OF SITE CREATION. The Company has designed a collection of site creation wizards aimed at eliminating the initial stumbling blocks encountered by novice Web site authors. These wizards guide the user through a point-and-click process that designs and builds an entire Web site, complete with page links, table of contents, and other important site creation elements such as e-mail return addresses, copyright notices, consistent menu designs and flags for pages containing special content. The Company believes that QuickSite can significantly shorten the time required to design and build a Web site. Wizards also enable users to select and modify the stylistic elements of a site such as the colors and textures of backgrounds, graphics, headers and footers. By masking the complexities of HTML, Java and other site creation conventions, these wizards eliminate the requirement for Web site authors to develop specialized technical expertise before they can become productive.



    EASILY UPDATABLE CONTENT. The Company's product architecture passively enforces a Web structure such that as the author populates the site, content components are captured as data objects which are automatically indexed and stored within the product's database engine. As a result, content can be more quickly updated and global changes can be reflected through an entire Web site with a few simple keystrokes. Further, any content element, including text, graphics, data files, and images, can be stored and re-used, savings users time as they build additional sites or add to existing sites.



    EXTENSIBLE ARCHITECTURE. By employing a componentized architecture, the Company provides an extensible platform that can adapt as new technical innovations evolve. Tables, forms, and other new extensions to HTML, as well as user-definable functions, are supported through a point-and-click component library management system.



    BROWSER AND SERVER INDEPENDENCE. QuickSite supports most Web browsers, including Netscape Navigator and Microsoft Internet Explorer, which together are estimated to account for over 90% of the current marketplace. Additionally, QuickSite is architected to enable all the entire Web site creation process to occur on a client-side desktop personal computer. The Company believes that this client-biased approach provides several key advantages, including: (i) elimination of dependencies on any single third-party Internet or network-server technology; (ii) lower overall cost by eliminating the need to connect to a server for interim testing of an in-progress site; and (iii) reduced risk of investing in the "wrong" server environment.



    QUICKSITE DEVELOPER'S EDITION



    QuickSite Developer's Edition is designed for Internet Web site developers and corporate Intranet developers. The QuickSite Developer's Edition gives professional Web site developers significantly enhanced control over the web site creation and management process. Among the new features included in QuickSite Developer's Edition are: (i) support for the emerging WWW Consortium web style sheets standard; (ii) 3D Web Site Builder, a visual VRML (virtual reality mark-up language) creation tool from Virtus included with the product;
(iii) advanced web site automation, including the QuickScript scripting language, powerful page macros and unique caret technology that automate repetitive tasks that bog down large-scale projects; (iv) embedded "graphics factory" technology, based on a variety of DigitalStyle templates, that allows developers to create custom graphics and style elements on-the-fly, and also helps to enforce stylistic consistency throughout a site; and (v) sophisticated project reporting capabilities that help the developer track and document the on-going status of their work.



    WEBTOOLS



    WebTools is designed to allow database developers to add Web-enabling features to existing database applications. DeltaPoint will license WebTools to software development companies including Borland International in return for a license fee or royalty arrangement. Currently WebTools is available for Visual dBASE for Windows and for CA Clipper.



    WEBANIMATOR



    In November 1995, the Company acquired core technologies which serve as the basis for WebAnimator, a multimedia authoring tool for the Web from Richard Blum, d.b.a. Knowledge Vision ("Knowledge Vision"). WebAnimator is designed to enable a broad range of Web users to easily add multimedia and interactive animation to a Web site. The Company believes that WebAnimator represents an advance over current commercially available products by offering the following key attributes: (i) extensive use of predefined templates that will enable users to combine text, graphics and sound to produce multimedia rich content components; (ii) content components created in WebAnimator's native format are vector based and therefore are expected to be compressed to small files that can be quickly downloaded and played from within a Web browser; (iii) graphic objects in WebAnimator act as interactive buttons that enable users to branch to different Web site locations; and (iv) advanced digital sound and motion synchronization tools are expected to enable users to easily and accurately add sound and motion to an animated content component.

    GRAPHICS PRODUCTS



    The Company's charting and graphics software product, DeltaGraph, can be used as either a stand-alone product or as a complement to software programs such as spreadsheets, databases and presentation graphics. DeltaGraph offers a broad range of business, scientific and technical charts with flexible formatting features that enables charts to be fine tuned with high resolution output. Presentation tools such as slide show managers and outliners enhance DeltaGraph's functionality. DeltaGraph is primarily used by chemists, biologists, geologists, pharmacists, and professionals in the financial services, aerospace and publishing industries.



PRODUCTS UNDER DEVELOPMENT



    The Company believes that its future success depends in part on its ability to maintain and improve its core technologies, enhance and expand its products and develop new products that meet evolving customer requirements and industry standards. The Company's current efforts are focused on the development of products that further enhance development capablities in the areas of Web site creation and Web site management.



COMPETITION



    The Company competes on the basis of certain factors, including product quality, first-to-market product capabilities, product performance, ease of use, customer support and price. The Company believes it currently competes favorably overall with respect to these factors.



    The markets in which the Company competes are highly competitive and characterized by rapid technological change, frequent new product introductions, short product lives, evolving industry standards and significant price erosion over the life of a product. The Company anticipates increased competition in these markets from both existing vendors and new market entrants. In the charting market, the Company has, to date, encountered competition primarily from larger vendors such as Adobe Systems Incorporated, Microsoft Corporation ("Microsoft"), Software Publishing Corporation, Lotus, Corel and Computer Associates International, Inc. In the structured drawing market, the Company has, to date, encountered competition primarily from larger vendors such as Corel, Visio and Micrografx Incorporated. In the Internet add-in market, the Company anticipates competition primarily from Netscape Communications Corporation, Macromedia, Inc., Adobe Systems Incorporated, Microsoft and Quarterdeck, Inc. In addition, the Company expects that existing vendors and new market entrants will develop products that will compete directly with the Company's products and that competition will increase significantly to the extent that markets for the Company's products grow. Increased competition is likely to result in price reductions, reduced gross margins and loss of market share, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. Most of the Company's current and potential competitors have substantially greater financial, technical, marketing, sales and customer support resources, greater name recognition and larger installed customer bases than the Company. Because there are minimal barriers to entry into the software market, the Company believes sources of competition will continue to proliferate. The market for the Company's products is characterized by significant price competition, and the Company expects it will face increasing pricing pressures. There can be no assurance the Company will be able to maintain its historic pricing structure, and an inability to do so would adversely affect the Company's business, financial condition and results of operations. If the Company is unable to compete effectively against current and future competitors, the Company's business, financial condition and results of operations will be materially adversely affected.



MARKETING AND SALES



    The Company markets and sells its products through the coordinated efforts of its corporate marketing department and its direct sales organization. For retail, the Company uses a two-tier distribution model with product sold through Ingram, TechData Merisel and other distributors to more than 500 retail outlets such as Best Buy, Computer City, Comp USA, Egghead, Fry's and others. The Company intends to expand the number of U.S. retail locations through the balance of 1996 and will seek to selectively add major new distributors.

    Internationally, the Company's strategy is to work with highly-motivated publishers who can invest in a full array of local services including marketing and localization support as well as provide access to distribution. The Company will continue to localize its products first for the Japanese market, which accounted for 35% of revenues in 1995 and 8% of revenue in the first six months of 1996. Furthermore, the Company intends to pursue the expansion of its international presence by establishing new partnerships in key European markets such as the U.K. and Germany.



    The Company also allows fully functional versions of many of its products to be downloaded from its secure Web site server (Deltapoint.com). The downloadable versions enable worldwide access to the products 24-hours a day and allow people to become productive with and reliant on the product functionality. Users are prompted to purchase a license to the product with a 30-day grace period after which encrypted technology within the downloadable versions automatically disables the product. The Company will promote and encourage the availability of its downloadable products.



    The Company pursues relationships and alliances with a broad spectrum of industry leaders. Distribution alliances in the PC manufacturing area have been announced with Compaq and Sony, and in the ISP marketplace with Netcom Interactive, Earthlink, HoloNet and more than half a dozen regional ISPs. In addition, the Company has entered into an agreement with IBM to develop and license a customized version of QuickSite for inclusion in IBM's recently announced World Distributor electronic service and announced a relationship with McGraw Hill which will offer site licenses to QuickSite to school districts and State Boards of Education. To address the developers market, the Company has established an alliance with Borland International, a leading provider of language tools for software programmers. Under the agreement, Borland licenses the Company's WebTools product and bundles a version of QuickSite with all Borland products through the end of 1996. The Company also has announced relationships with technology partners such as DigitalStyle, a leading maker of on-the-fly graphics generation tools, and Virtus, a leading developer of Virtual Reality Modeling Language technology for creating 3D Web sites.



    Historically a significant portion of the Company's revenues have been derived from sales of upgrades of its DeltaGraph charting product to its user base through direct mail campaigns. Presently the Company is focusing on strengthening its distribution network by adding distributors and retailers, and entering into additional partner relationships that will enhance the distribution of the Company's Internet products. In addition, the Company intends to continue to implement its OEM strategy by pursuing other major PC manufactures of the Sony and Compaq caliber.



    In support of its sales organization, the Company conducts a number of marketing programs intended to promote and market the Company's Internet products. These efforts include product advertising, public relations and press tours, trade show participation, direct mail and telemarketing campaigns, preparation of marketing collateral and participation in industry programs, user groups and forums. The Company also maintains a QuickSite Web site on the World Wide Web that contains information on its products, distribution channels, awards, personnel and other information relating to the Company.



    As of June 30, 1996, the Company had 10 employees in marketing and sales. For the six-month period ending June 30, 1995, the Company spent $759,000 or 33.6% of revenue as compared to $2.1 million and 108.3% of revenue in the period ending June 30, 1996.



STRATEGIC ALLIANCES



    A key element of the Company's strategy is the continued creation and development of strategic alliances with key participants. The Company's goals in establishing these relationships are to create marketing alliances that will endorse and promote the Company's products to a larger potential customer base than can be reached through the Company's direct marketing efforts. To date the Company has entered into strategic alliances with companies such as IBM, Borland International, Sony, McGraw-Hill, Earthlink, Compaq and Netcom Interactive.

    IBM. The Company entered into an agreement with IBM to develop and license to IBM a customized version of QuickSite for inclusion in IBM's recently announced World Distributor, an on-line interactive electronic commerce service. The agreement requires the Company to develop a customized version of QuickSite and requires IBM, to the extent it sublicenses or otherwise provides QuickSite on a revenue-bearing basis as part of its electronic commerce service, to pay the Company a royalty based on the number of copies of QuickSite so sublicensed or provided. The agreement may be terminated by IBM on 60 days' advance notice.



    BORLAND INTERNATIONAL. The Company entered into an agreement with Borland International in May 1996 under which Borland may bundle and distribute QuickSite with its programming tools through December 1996 in consideration for license fees, brand promotion activities and certain marketing services.



    SONY. The Company entered into an agreement in June 1996 whereby Sony will pre-install a custom version of the Company's QuickSite product on its new line of Vaio personal computer systems. This version of the product incorporates an encrypted algorithm that allows the Sony customers to use the full functionality of the product for a 30-day trial period after which the user is required to purchase the product electronically from DeltaPoint for continued use.



    MCGRAW-HILL SCHOOL SYSTEMS. In June 1996, the Company entered into an agreement under which McGraw-Hill will market and distribute QuickSite products and site licenses to the education sector, including school districts and state boards of education.



    EARTHLINK. The Company entered into an agreement in June 1996 with Earthlink, a leading Internet Service Provider, under which the companies will perform mutually beneficial cross-bundling and cross merchandising. Earthlink has agreed to purchase a minimum number of QuickSite licenses.



    COMPAQ. In July 1996, the Company entered into an agreement under with Compaq will offer QuickSite as part of an optional software bundle on one of its Pressario systems and has rights to bundle on other platforms for a per unit license fee.



    NETCOM INTERACTIVE.   The  Company  entered into  an agreement  with  Netcom
Interactive in July 1996 under which the companies intend to cooperate on a custom developed, jointly marketed integrated offering.



    Many of these relationships are in the early stages of development and have not yet resulted in material revenue for the Company. Generally, existing agreements outlining the Company's alliances do not impose significant financial obligations or liabilities on either party and have terms no longer than one year. There can be no assurance these relationships will successfully develop to the extent that they will contribute materially to the Company's financial results in the future.



RESEARCH AND DEVELOPMENT



    Historically, the Company has licensed or acquired core technologies and has expended its development expertise on transforming these technologies into commercially viable, easy-to-use products. In November 1995, the Company acquired core technology including source code and related documentation, required to develop WebAnimator from KnowledgeVision. The purchase price for the technology was $250,000, payable in installments. The Company will also pay a royalty based on net revenue from sales of WebAnimator, if any, subject to a maximum. Under the terms of the acquisition agreement, the individual will work as a consultant to the Company to assist in developing WebAnimator.



    In December 1995, the Company acquired core technology, including source code and related documentation, required to develop QuickSite, from Global Technologies, and individuals. The purchase price for the technology was (i) $800,000 in cash, payable in installments and (ii) the issuance of 100,000 shares of Common Stock. The Company will also pay a royalty during the first two years of commercial shipments of QuickSite based on net revenues from sales of QuickSite, if any, subject to a maximum and subject to the right of the Company to pay a portion of the royalty in its Common Stock. Pursuant to the agreement, the individual became an employee of the Company to assist in the development of QuickSite.



    The Company has made substantial investments in research and development through both internal development and technology acquisition. The Company believes its future performance will depend in large part on its ability to maintain and enhance its current product line, develop new products, maintain technological competitiveness and meet an expanding range of customer requirements.



    As of June 30, 1996 the Company had 15 employees in its research and development organization. The Company's research and development expenses for the six months ended June 30, 1995 and 1996 were $389,000 and $1.1 million, respectively. The Company plans to continue to make significant investments in research and development. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


PROPRIETARY RIGHTS AND LICENSES

    The Company relies on a combination of copyright, trademark, trade secret laws, confidentiality procedures and other intellectual property protection methods to protect its proprietary rights. The Company owns certain registered trademarks in the United States and abroad. Although the Company relies to a great extent on trade secret protection for much of its technology, and generally obtains written confidentiality agreements from its employees, there can be no assurance that third parties will not independently develop the same or similar technology, obtain unauthorized access to the Company's proprietary technology or misuse the technology to which the Company has granted access. The Company believes that, due to the rapid proliferation of new technology in the industry, legal protection through means such as the patent and copyright laws will be less influential on the Company's ability to compete than such factors as the creativity of its development staff and its ability to develop new markets and to service its customers. The Company licenses its products to individual end users primarily under "shrink wrap" license agreements that are included in products shipped by the Company and that are not signed by the licensees and therefore may be unenforceable under the laws of certain jurisdictions. These agreements provide that by breaking the "shrink wrap" a software purchaser agrees to be bound by the terms and conditions of the license agreement.

    There has been substantial industry litigation regarding patent, trademark and other intellectual property rights involving technology companies. In the future, litigation may be necessary to enforce any patents issued to the Company, to protect trade secrets, trademarks and other intellectual property rights owned by the Company, to defend the Company against claimed infringement of the rights of others and to determine the scope and validity of the proprietary rights of others. Any such litigation could be costly and result in a diversion of management's attention, which could have material adverse effects on the Company's business, financial condition and results of operations. Adverse determinations in such litigation could result in the loss of the Company's proprietary rights, subject the Company to significant liabilities, require the Company to seek licenses from third parties or prevent the Company from manufacturing or selling its products, any of which could have material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors -- Limited Intellectual Property Protection; Trademark Dispute."

    The laws of certain foreign countries treat the protection of proprietary rights of the Company in its products differently from those in the United States, and in many cases the protection afforded by such foreign laws is weaker than in the United States. The Company believes that its products and their use do not infringe the proprietary rights of third parties. There can be no assurance, however, that infringement claims will not successfully be made.

    The Company has received and will continue to receive from time to time communications from third parties asserting infringement upon intellectual property rights of such parties as a result of either features or content of its software products. Since July 1995 the Company has received various correspondence from Visio Corporation ("Visio") each contesting the Company's right to use the product name Drag 'n Draw and asserting that it is confusingly similar to a registered trademark owned by Visio. Visio markets a structured drawing product that competes with Drag 'n Draw. See "Competition." Although the Company believes that this assertion lacks merit, there can be no assurance that the ultimate resolution of the matter will not have a material adverse impact on the Company's business, financial condition or results of operations. Although the Company is not currently engaged in any intellectual property litigation or proceedings regarding this matter or any other similar matters, there can be no assurance that the Company will not become involved in such proceedings for which the ultimate resolution could have a material adverse effect on the Company's business financial condition and results of operations.

    In April 1995, SmartDraw Software, Inc. ("SmartDraw") granted the Company a non-exclusive license to prepare, package, reproduce, use, sub-license, distribute and sell SmartDraw Pro, version 2.00 ("SmartDraw Pro") for use with Microsoft Windows 3.1, Microsoft Windows 95 and the Macintosh (the "SmartDraw Products") and any derivative of the above products developed by SmartDraw that incorporates any part of the licensed source code or modifications of such source code. The license has a three-year term and is renewable upon the mutual written consent of the parties upon such terms and conditions as agreed to by the parties. SmartDraw Pro is packaged software designed for use in drawing flowcharts and other business graphics. The Company's product, Drag 'n Draw, is a derivative product of SmartDraw Pro. The Company pays SmartDraw a royalty on a per product basis from the licensing, sale or other commercial exploitation of the SmartDraw Products. In addition, the Company pays royalties on its revenues from the derivative products developed by SmartDraw. Under the terms of the agreement, SmartDraw is required to indemnify the Company to the extent
SmartDraw does not own SmartDraw Pro or to the extent that SmartDraw Pro infringes any copyright, patent, trademark, trade secret or other intellectual property rights of any third party. The agreement may be terminated if the Company fails to generate net revenues derived from SmartDraw Products sufficient to pay SmartDraw a specified minimum in royalty payments in any twelve-month period. The Company has the right during the term of the agreement to obtain a license to view and modify the source code for the SmartDraw Products for a specified fee.

    In June 1992, the Company entered into an agreement (the "Halcyon License Agreement") with Halcyon Software, Inc. ("Halcyon") pursuant to which Halcyon granted the Company a non-exclusive, perpetual, sub-licensable license to prepare, make, reproduce, use, perform, modify, adapt, sell or otherwise dispose of or distribute the following programs and derivative works thereof, whether or not in combination with or incorporated into any other product: Snap, Thumbnail, Viewer, Conversion, Trace and Paint (the "Products"). The Company pays Halcyon a royalty equal to two to five percent of the Company's net revenues received from sales of the Products, depending on the extent to which the Products incorporate technology not provided by Halcyon. To date, the Company has paid Halcyon non-refundable license fees in the amount of $150,000. No further royalty payments are payable until accrued royalty payments exceed $150,000. Pursuant to the Halcyon License Agreement, in November 1992 the Company granted Don Hsi an option to purchase 18,867 shares of Common Stock at an exercise price of $6.63 per share. The option lapsed on February 20, 1996 without being exercised. The Halcyon License Agreement has an indefinite term, but is terminable at the Company's option upon written notice if the Company determines in good faith that it is not technically and commercially advantageous to continue with a Product.

    The Company has also licensed from Altura Software Inc. ("Altura") the Mac2Win Software for use in creating a Windows platform version of DeltaGraph. The Company was granted a non-exclusive license to copy, distribute and sublicense the Mac2Win Software only when packaged with, and as part of, DeltaGraph ported to run on the Windows platforms. The Company has made a series of payments to Altura in the total amount of $36,000. License fees of $3,000 per month are payable by the Company in advance during each month the agreement remains in effect. The Company also pays a royalty equal to three percent of net revenues received from sales of DeltaGraph ported for the Windows platform with a first year minimum of $36,000 and a minimum of $48,000 for the next two years. The license agreement is terminable by the Company upon 30 days prior written notice and the payment of all amounts owed to Altura.


    In November 1995, the Company acquired core technology, including source code and related documentation, required to develop WebAnimator from Knowledge Vision. The purchase price for the technology was $250,000, payable in installments. The Company will also pay a royalty based on net revenues from sales of WebAnimator, if any, subject to a maximum. Under the terms of the acquisition agreement, the individual works as a consultant to the Company to assist in developing WebAnimator.



    In December 1995, the Company acquired core technology, including source code and related documentation, required to develop QuickSite, from Global Technologies Corporation, and an individual. The purchase price for the technology was (i) $800,000 in cash, payable in installments, and (ii) the issuance of 100,000 shares of the Company's Common Stock. The Company will also pay a royalty during the first two years of commercial shipments of QuickSite based on net revenues from sales of QuickSite, if any, subject to a maximum and subject to the right of the Company to pay a portion of the royalty in Common Stock. Pursuant to the agreement, the individual became an employee of the Company to assist in developing QuickSite.


FACILITIES

    The Company currently leases an approximately 12,000 square foot office suite located at 22 Lower Ragsdale Drive, Monterey, California under a lease that expires in September 1998 with a monthly rental of approximately $16,200. The Company holds an option to renew such lease at the end of the initial term for an additional three year term. The Company believes that these new facilities will be adequate to meet its requirements for the near term and that additional space will be available on commercially reasonable terms if needed.


LEGAL PROCEEDINGS



    There are no material pending legal proceedings against the Company.


EMPLOYEES


    As of June 30, 1996, DeltaPoint had 37 full-time employees located throughout the United States. This number includes 19 persons in Research and Development and Technical Support, 10 persons in Marketing, Sales and Sales Support and 8 persons in Operations and Finance. None of the Company's employees is represented by a labor union or is subject to a collective bargaining agreement. DeltaPoint believes that its relations with its employees are good.

                                   MANAGEMENT



EXECUTIVE OFFICERS AND DIRECTORS



    The current executive officers and directors of the Company, and their ages as of October 10, 1996 are as follows:



NAME                                  AGE                 POSITION
------------------------------------  ----  ------------------------------------
John J. Ambrose.....................   35   Chief Executive Officer and Director
Donald B. Witmer....................   43   Chief Operating Officer, Chief
                                            Financial Officer and Director
William G. Pryor....................   46   Vice President of Development and
                                            Director
John Hummer.........................   48   Director
Patrick Grady.......................   29   Director



    MR. AMBROSE joined the Company in April 1996 as Chief Executive Officer. From October 1994 until March 1996 he served as Vice President, Marketing and Corporate Officer and Director at Phoenix Publishing Systems, Inc., a software publishing company. From August 1986 until October 1994 Mr. Ambrose was employed by Phoenix Technologies, Ltd., a software development company where his positions included Manager Marketing Communications, Director, European Market Development, Director, Worldwide Business Development and Director, Product Management and Business Development. Mr. Ambrose holds a B.S. in Humanities and Social Science from Drexel University and an M.S. from Columbia University in 1984.



    MR. WITMER joined the Company as Vice President of Finance and Administration and Chief Financial Officer in November 1995, became a director of the Company in December 1995 and became Chief Operating Officer in February 1996. From 1990 to 1995 he served as controller and then Chief Financial Officer of Catalyst Semiconductor, Inc. From 1987 to 1990, Mr. Witmer served as an accountant for Price Waterhouse LLP, independent accountants. Prior to joining Price Waterhouse LLP, Mr. Witmer was a senior controller at United Technologies and a legislative analyst for the State of Montana. Mr. Witmer holds a B.A. in History from Northern Montana College and an M.B.A. from the University of Montana. Mr. Witmer is a Certified Public Accountant.



    MR. PRYOR co-founded the Company in February 1989 and has served as Vice President of Development and as a director since such time to the present. From June 1988 to February 1989, Mr. Pryor served as a Director of Product Development at Access Technology, Inc. From May 1986 to June 1988, he served as Vice President of Research and Development at Working Software, a developer of word processing software. Prior thereto, Mr. Pryor served as President of Pryority Software, an entertainment software publisher. Mr. Pryor holds an A.A. in Liberal Arts from the Monterey Peninsula College.



    MR. HUMMER has been a director of the Company since October 1990. In 1989, Mr. Hummer founded, and is currently a partner at, Hummer Winblad Venture Partners. Mr. Hummer serves as a director of several privately held companies including Books That Work, Centerview Software and Netgravity. From April 1991 to February 1995 he was a director of Powersoft Corporation prior to its acquisition by Sybase Incorporated and from August 1990 to April 1995 he was a director of Wind River Systems, Inc. Mr. Hummer received a B.A. in English from Princeton University and an M.B.A. from the Stanford Graduate School of Business.



    MR. GRADY became a director of the Company in August 1996. Mr. Grady is currently Managing Director Venture Capital of H.J. Meyers & Co. Inc. From June 1993 to March 1996 Mr. Grady served as Senior Vice President of Corporate Finance at H.J. Meyers & Co., Inc. from March 1991 to May 1993 he was Vice President of Corporate Finance at Josephthal, Lyon & Ross. Mr. Grady serves as director of Borealis Technology Corp & SoloPoint, Inc.

    Directors receive reimbursement of expenses incurred in attending Board meetings. Except as otherwise described in this Prospectus, the Company has not paid cash or other compensation to its directors. See "-- 1995 Stock Option Plan."

EXECUTIVE COMPENSATION

    The following table sets forth the compensation earned by the Company's Chief Executive Officer and two other executive officers who earned (or would have earned) salary and bonus for the 1995 fiscal year in excess of $100,000 (collectively, the "Named Officers") for services rendered in all capacities to the Company and its subsidiaries for that fiscal year:

                           SUMMARY COMPENSATION TABLE

                                                                                          LONG-TERM
                                                                                        COMPENSATION
                                                                                        -------------
                                                                                           AWARDS
                                                                                        -------------
                                                        ANNUAL COMPENSATION               NUMBER OF
                                             -----------------------------------------   SECURITIES
                                                                         OTHER ANNUAL    UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION                    YEAR         SALARY       COMPENSATION      OPTIONS       COMPENSATION
-------------------------------------------  ---------  --------------  --------------  -------------  ----------------
Raymond R. Kingman, Jr. (1)                       1995  $   108,000      $   4,708(2)        100,000     $      66(3)
  Chairman of the Board,                          1994      105,576              0             4,283     $      66(3)
  President and Chief Executive Officer
William G. Pryor                                  1995       92,500              0           100,000            87(3)
  Vice President of Development and               1994       90,721              0             1,894            87(3)
  Director
Donald B. Witmer                                  1995       19,845(4)       5,000(5)        135,000             0
  Vice President of Finance and                   1994            0              0                 0             0
  Administration, Chief Operating Officer,
  Chief Financial Officer and Director

------------------------
(1) Mr. Kingman resigned as an officer and director of the Company, effective April 5, 1996. Mr. John J. Ambrose joined the Company as Chief Executive Officer on April 22, 1996. His annual salary is currently set at $120,000.


(2) Represents automobile allowance.


(3) Represents life insurance premiums made by the Company with respect to insurance policies on the lives of Messrs. Kingman and Pryor.

(4) Mr. Witmer joined the Company in November 1995; his annual salary is currently set at $120,000.

(5) Represents a $2,000 per month housing allowance and a $500 per month car allowance.

EMPLOYMENT CONTRACTS

    On November 10, 1995, the Company entered into employment agreements with Raymond R. Kingman, Jr., who served as President and Chief Executive Officer of the Company until his resignation as an officer and director on April 5, 1996, and William G. Pryor, Vice President of Development. The agreements provide for a grant to each individual of an option to purchase 100,000 shares of Common Stock at an exercise price of $3.50 per share. The option is immediately exercisable but subject to a right of repurchase by the Company at the original exercise price paid per share upon the optionee's cessation of service prior to vesting in such shares. The repurchase right lapses and the optionee vests in a series of equal monthly installments over 36 months, beginning on the one-month anniversary of the grant date, and lapses in full upon a specified Change in Control of the Company. A Change in Control includes liquidation or dissolution of the Company or a merger or consolidation in which at least fifty percent (50%) of the Company's shares are transferred to an entity different than the entity holding such shares prior to such Change in Control. Each option has a maximum term of ten (10) years, subject to earlier termination in the event of the optionee's cessation of service with the Company. The agreement also provides that each of Messrs. Kingman and Pryor will receive a severance payment in the amount of six to twelve months of his base salary and other benefits if his employment is terminated in certain circumstances, such as an involuntary termination other than for cause (six months base salary) or an involuntary termination within twenty-four months of a Change in Control (twelve months base salary).

    In November, 1995, the Company entered into an employment agreement with Donald B. Witmer, pursuant to which Mr. Witmer became Vice President of Finance and Administration and Chief Financial Officer of the Company. The agreement provides for an annual salary of $120,000, a $2,000 per month housing allowance and a $500 per month car allowance. The agreement also provides for a grant of an option to purchase 135,000 shares of Common Stock at an exercise price of $3.50 per share. The option is immediately exercisable but subject to a right of repurchase by the Company at the original exercise price paid per share upon the optionee's cessation of service prior to vesting in such shares. The repurchase right lapses and the optionee vests in a series of equal monthly installments over 36 months, beginning on the date Mr. Witmer commences employment, and lapses in full upon a specified Change in Control of the Company, as defined above. The option has a maximum term of ten (10) years, subject to earlier termination in the event of the optionee's cessation of service with the Company. The agreement also provides that Mr. Witmer will receive a severance payment in the amount of six to twelve months of his base salary and other benefits if his employment is terminated in certain circumstances, such as an involuntary termination other than for cause (six months base salary plus bonus and other benefits) or an involuntary termination within twenty-four months of a Change in Control (twelve months base salary plus bonus and other benefits).


    In March 1996 John J. Ambrose executed an offer letter with the Company, pursuant to which Mr. Ambrose became Chief Executive Officer in April 1996. The offer letter provides for an annual salary of $120,000, a signing bonus of $25,000 and a grant of an option to purchase 145,000 shares of Common Stock.


    On April 5, 1996, the Company entered into a Separation Agreement and Release with Mr. Kingman in connection with his resignation which, among other things, provided for certain payments and other financial compensation. Pursuant to the Separation Agreement, the Company agreed to pay Mr. Kingman a severance payment of $108,000 and to accelerate vesting of 62,500 of his 100,000-share option grant. The Company also agreed to provide continued health care for a period of up to 12 months.

EXECUTIVE BONUS PLAN

    The Company plans to adopt a bonus plan for executive officers that would provide for payment of cash bonuses based on individual and overall Company performance in 1996. Aggregate bonuses payable under the plan would not exceed 10% of the Company's 1996 net income. Adoption of the plan is subject to approval by the Company's Compensation Committee.

STOCK OPTION INFORMATION

    The following table contains information concerning stock option grants made to the Named Officers during the year ended December 31, 1995. No stock appreciation rights were granted to these individuals during such year.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                    INDIVIDUAL GRANTS (1)
                                                                    -----------------------------------------------------
                                                                     NUMBER OF
                                                                    SECURITIES     % OF TOTAL      EXERCISE
                                                                    UNDERLYING   OPTIONS GRANTED     PRICE
                                                                      OPTIONS    TO EMPLOYEES IN    ($/SH)     EXPIRATION
NAME                                                                  GRANTED      FISCAL YEAR        (2)         DATE
------------------------------------------------------------------  -----------  ---------------  -----------  ----------
Raymond R. Kingman, Jr............................................     100,000            20%      $    3.50     11/09/05
William G. Pryor..................................................     100,000            20%           3.50     11/09/05
Donald B. Witmer..................................................     135,000            27%           3.50     11/09/05

------------------------
(1) Each of the options listed in the table is immediately exercisable. The shares purchasable thereunder are subject to repurchase by the Company at the original exercise price paid per share upon the optionee's cessation of service prior to vesting in such shares. The repurchase right lapses and the optionee vests in a series of equal monthly installments over thirty-six months of service commencing on the date of grant of the option. These options were granted at an exercise price equal to the fair market value of the Company's Common Stock as determined by the Board of Directors of the Company on the date of grant. Each option has a maximum term of ten (10) years, subject to earlier termination in the event of the optionee's cessation of employment with the Company.

(2) The exercise price may be paid in cash, in shares of the Company's Common Stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares. The Company may also finance the option exercise by loaning the optionee sufficient funds to pay the exercise price for the purchased shares, together with any federal and state income tax liability incurred by the optionee in connection with such exercise.

    The following table sets forth information concerning option holdings for the year ended December 31, 1995 with respect to each of the Named Officers. No options were exercised by the Named Officers during such year. No stock appreciation rights were exercised during such year or were outstanding at the end of that year.

    AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

                                                                                                    VALUE OF UNEXERCISED
                                                                 NUMBER OF UNEXERCISED              IN-THE-MONEY OPTIONS
                                                               OPTIONS AT FISCAL YEAR END          AT FISCAL YEAR END (1)
                                                            --------------------------------  --------------------------------
NAME                                                        EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
----------------------------------------------------------  -----------  -------------------  -----------  -------------------
Raymond R. Kingman, Jr....................................     104,283                0       $   455,868               0
William G. Pryor..........................................     101,894                0           452,595               0
Donald B. Witmer..........................................     135,000                0           607,500               0

------------------------
(1) Based on the closing price per share of the Company's Common Stock as listed on the Nasdaq Small Cap Market as of December 31, 1995 of $8.00, less the per share exercise price.

1990 KEY EMPLOYEE INCENTIVE STOCK OPTION PLAN


    The Company's 1990 Key Employee Incentive Stock Option Plan (the "1990 Plan") was originally adopted by the Board of Directors and approved by the Company's shareholders effective July 1, 1990 and was restated by the Board on June 17, 1992, which restatement was approved by the shareholders on August 27, 1992. The 1990 Plan authorizes for issuance 38,922 shares of Common Stock. As of September 30, 1996, 2,143 shares had been issued under the 1990 Plan, options to purchase an aggregate of 9,414 shares were outstanding and 29,508 shares remained available for future grant. Shares of Common Stock subject to outstanding options which expire or terminate prior to exercise will be available for future issuance under the 1990 Plan.

    Under the 1990 Plan, key employees (including officers) may, at the discretion of the plan administrator, be granted options to purchase shares of Common Stock at an exercise price not less than the fair market value of such shares on the grant date. Options granted under the 1990 Plan become exercisable for 25% of the option shares on the first anniversary of the grant date and for the balance of the shares in 36 equal monthly installments thereafter, unless otherwise provided by the plan administrator. In the event the Company or its shareholders enter into an agreement to dispose of all or substantially all of the assets or stock of the Company by means of a sale, a reorganization, a liquidation or otherwise, each outstanding option shall become immediately exercisable in full for all of the option shares. Each such option shall thereupon terminate. Each option shall have a maximum term of ten (10) years.

    The 1990 Plan may be administered by the Board or the Compensation Committee of the Board. The plan administrator has complete discretion to determine which eligible individuals are to receive option grants, the number of shares subject to each such grant, the status of any granted option as either an incentive option or a non-statutory option under the Federal tax laws, the vesting schedule to be in effect for each option grant and the maximum term for which each granted option is to remain outstanding.

    The exercise price for options granted under the 1990 Plan may be paid in cash or in outstanding shares of Common Stock.

    The Board may amend or modify the 1990 Plan at any time. Certain amendments require shareholder approval. The 1990 Plan will terminate on June 30, 2000, unless sooner terminated by the Board.

1992 NON-STATUTORY STOCK OPTION PLAN


    The Company's 1992 Non-Statutory Stock Option Plan (the "1992 Plan") was originally adopted by the Board of Directors and approved by the Company's shareholders effective July 1, 1992 and was restated by the Board on June 17, 1992, which restatement was approved by the shareholders on August 27, 1992. The 1992 Plan authorizes for issuance 28,301 shares of Common Stock. As of September 30, 1996, no shares had been issued under the 1992 Plan, options to purchase an aggregate of 8,063 shares were outstanding and 20,238 shares remained available for future grant. Shares of Common Stock subject to outstanding options which expire or terminate prior to exercise will be available for future issuance under the 1992 Plan.


    Under the 1992 Plan, key employees (including officers) and consultants of the Company or of any subsidiary and certain entities may, at the discretion of the plan administrator, be granted non-statutory options to purchase shares of Common Stock at an exercise price not less than the fair market value of such shares on the grant date. Options granted under the 1992 Plan are fully vested and immediately exercisable on the grant date. In the event the Company or its shareholders enter into an agreement to dispose of all or substantially all of the assets or stock of the Company by means of a sale, a reorganization, a liquidation or otherwise, each outstanding option shall thereupon terminate. In no event, may an option have a term of more than five (5) years.

    The 1992 Plan may be administered by the Board or the Compensation Committee of the Board. The plan administrator has complete discretion to determine which eligible individuals are to receive option grants, the number of shares subject to each such grant and the terms and conditions of exercise with respect to each option grant.

    The exercise price for options granted under the 1992 Plan may be paid in cash, in outstanding shares of Common Stock, or through the net exercise of the option. Shares may be deducted from the shares to be issued upon exercise of an option granted under the 1992 Plan to satisfy the optionee's income tax withholding obligations. Options may also be exercised on a cashless basis through the same-day sale of the purchased shares.

    The plan administrator has the authority to effect, from time to time, the cancellation of outstanding options under the 1992 Plan, in exchange for the grant of new options for the same or different number of option shares with an exercise price per share based upon the fair market value of the Common Stock on the new grant date.

    The Board may amend or modify the 1992 Plan at any time. Certain amendments require shareholder approval. The 1992 Plan will terminate on June 30, 2002, unless sooner terminated by the Board.

1995 STOCK OPTION PLAN


    The Company's 1995 Stock Option Plan (the "1995 Plan") was adopted by the Board of Directors on November 8, 1995, and approved by shareholders of the Company in December, 1995. The Company initially reserved 620,000 shares of Common Stock for issuance under the 1995 Plan. On February 15, 1996 and April 22, 1996, the Board of Directors approved a total share increase of 200,000 shares to be reserved for issuance under the 1995 Plan to 820,000 shares, which was subsequently approved by the Company's shareholders. As of September 30, 1996, 39,000 shares had been issued under the 1995 Plan, options for 654,066 shares were outstanding and 126,934 shares reserved for issuance under the 1995 Plan remained available for future grant. Shares of Common Stock subject to outstanding options which expire or terminate prior to exercise will be available for future issuance under the 1995 Plan.


    Under the 1995 Plan, employees (including officers) and independent consultants may, at the discretion of the plan administrator, be granted options to purchase shares of Common Stock at an exercise price not less than 85% of the fair market value of such shares on the grant date. Non-employee members of the Board of Directors will be eligible solely for automatic option grants under the 1995 Plan.

    The 1995 Plan may be administered by the Compensation Committee of the Board. The Compensation Committee has complete discretion to determine which eligible individuals are to receive option grants, the number of shares subject to each such grant, the status of any granted option as either an incentive option or a non-statutory option under the Federal tax laws, the vesting schedule to be in effect for each option grant and the maximum term for which each granted option is to remain outstanding. In no event, however, may any one participant in the 1995 Plan acquire shares of Common Stock under the 1995 Plan in excess of 360,000 shares of Common Stock, subject to shareholder approval at the 1996 Annual Meeting, of the total share reserve.

    The exercise price for options granted under the 1995 Plan may be paid in cash or in outstanding shares of Common Stock. Options may also be exercised on a cashless basis through the same-day sale of the purchased shares. The Compensation Committee may also permit the optionee to pay the exercise price through a promissory note payable in installments over a period of years. The amount financed may include any Federal or state income and employment taxes incurred by reason of the option exercise.

    Each option granted to an officer of the Company subject to the short-swing profit restrictions of the Federal securities laws includes a special stock appreciation right that provides that, upon the acquisition of more than 50% of the Company's outstanding voting stock pursuant to a hostile tender offer, such option, if outstanding for at least six months, may be surrendered to the Company in exchange for a cash distribution to the officer based upon the tender offer price per share of Common Stock at the time subject to the surrendered option.

    The Compensation Committee has the authority to effect, from time to time, the cancellation of outstanding options under the 1995 Plan in return for the grant of new options for the same or different number of option shares with an exercise price per share based upon the fair market value of the Common Stock on the new grant date.

    In the event the Company is acquired by merger, consolidation or asset sale, except as provided otherwise in specific option grants, the shares of Common Stock subject to each option outstanding at the time under the 1995 Plan will immediately vest in full, except to the extent the Company's repurchase rights with respect to those shares are to be assigned to the acquiring entity, and options will accelerate to the extent not assumed by the acquiring entity. The Compensation Committee also has discretion to provide for the acceleration of one or more outstanding options under the 1995 Plan and the vesting of shares subject to outstanding options upon the occurrence of certain hostile tender offers. Such accelerated vesting may be conditioned upon the subsequent termination of the affected optionee's service.

    Under the automatic grant program, each individual who first joins the Board as a non-employee director on or after the effective date of the 1995 Plan will receive at that time, an automatic option grant for 20,000 shares of Common Stock. In addition, at each annual shareholders meeting, beginning in 1997, each non-employee director will automatically be granted at that meeting, whether or not he or she is standing for re-election at that particular meeting, a stock option to purchase 1,000 shares of Common Stock, provided such individual has served on the Board for at least six months prior to such meeting. Each option will have an exercise price equal to the fair market value of the Common Stock on the automatic grant date and a maximum term of ten years, subject to earlier termination following the optionee's cessation of Board service. Each option will be immediately exercisable for all of the shares but the shares will be subject to repurchase at original cost. The repurchase right shall lapse and the optionee vest in a series of three equal annual installments over the optionee's period of Board service, beginning one year from the grant date. However, vesting of the shares will automatically accelerate upon (i) an acquisition of the Company by merger, consolidation or asset sale, (ii) a hostile take-over of the Company effected by tender offer for more than 50% of the outstanding voting stock or proxy contest for Board membership or (iii) the death or disability of the optionee while serving as a Board member.

    In the event that more than 50% of the Company's outstanding voting stock were to be acquired pursuant to a hostile tender offer, each automatic option grant that has been outstanding for at least six months may be surrendered by the optionee in return for a cash distribution from the Company based upon the tender offer price per share of Common Stock at the time subject to the canceled option.

    The Board may amend or modify the 1995 Plan at any time. The 1995 Plan will terminate on November 7, 2005, unless sooner terminated by the Board.

401(K) PLAN

    During 1992, the Company established a deferred compensation plan (the "401(k) Plan") pursuant to Section 401(k) of the Internal Revenue Code (the "Code"), whereby substantially all employees are eligible to contribute up to 20% of their pre-tax earnings, not to exceed amounts allowed under the Code. The Company may make contributions to the 401(k) Plan at the discretion of the Board of Directors. No Company contributions have been made to the 401(k) Plan by the Company.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION MATTERS

    The Company has adopted provisions in its Restated Articles of Incorporation that eliminate to the fullest extent permissible under California law the liability of its directors to the Company for monetary damages. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission. The Company's Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by California law, including in circumstances in which indemnification is otherwise discretionary under California law. The Company has entered into indemnification agreements with its officers and directors containing provisions which may require the Company, among other things, to indemnify the officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

    In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of the Company in which indemnification would be required or permitted. The Company is not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

                              CERTAIN TRANSACTIONS

TRANSACTIONS WITH FOUNDERS

    On May 31, 1994, the Company entered into a Software Acquisition Agreement with Cary Wyman, a founder pursuant to which Mr. Wyman acquired all the rights, title and interest in and to certain software products. In addition, the Company received from Mr. Wyman all of Mr. Wyman's right, title and interest in and to 11,792 shares of DeltaPoint's Common Stock previously owned and held by and in the name of Mr. Wyman.

PRIVATE PLACEMENT TRANSACTIONS

    The Company has issued and sold the following securities to persons who are principal shareholders or directors of the Company. Each share of Series A, Series B, Series C and Series D Preferred Stock was affected by a one-for-5.3 reverse stock split before giving effect to the conversion of such outstanding Preferred Stock upon the closing of the Company's initial public offering in December 1995 (the "IPO"):

                                                                                                           SHARES OF COMMON
                                         SHARES OF    SHARES OF    SHARES OF    SHARES OF    WARRANTS TO    STOCK ISSUABLE
                                         SERIES A     SERIES B     SERIES C     SERIES D      PURCHASE      UPON PROMISSORY
                                         PREFERRED    PREFERRED    PREFERRED    PREFERRED      COMMON            NOTE
             INVESTOR (1)                STOCK (2)    STOCK (3)    STOCK (4)    STOCK (5)     STOCK (6)     CONVERSION (7)
--------------------------------------  -----------  -----------  -----------  -----------  -------------  -----------------
Entities Affiliated with Hummer
 Winblad Venture Partners (8).........      55,341       22,641       43,620       26,801        27,629           31,667
Entities Affiliated with Oak
 Investment Partners V. Fund, L.P.....      --           60,377       34,269       48,242        45,209           31,667

------------------------------
(1) Shares held by all affiliated persons and entities have been aggregated. See "Principal and Selling Shareholders."

(2) The shares were issued in October 1990. The per share purchase for the Series A Preferred Stock was $18.10 per share.

(3) The shares were issued in June 1992. The per share purchase price for the Series B Preferred Stock was $33.13.

(4) The shares were issued in April 1994. The per share purchase price for the Series C Preferred Stock was $5.78.

(5) The shares were issued in May 1995. The per share purchase price for the Series D Preferred Stock was $9.33. The consideration paid for such stock was a combination of cash and cancellation of indebtedness.

(6) The warrants were issued in March 1992, March 1993 and May 1995.

(7) Represents shares of Common Stock issuable upon the conversion of the Convertible Notes at a conversion price of $3.25 per share. Of the $300,000 principal amount of the Convertible Notes, $150,000 was issued to each of entities affiliated with Hummer Winblad Venture Partners ("Hummer Winblad Ventures") and entities affiliated with Oak Investment Partners V., L.P. ("Oak Investment"). In November 1995, each of Hummer Winblad Ventures and Oak Affiliates agreed to convert the principal amount of said Convertible Note, plus accrued interest, into 63,334 shares of Common Stock. In consideration for such agreement, in November 1995 the Company issued each of Hummer Winblad Ventures and Oak Investment warrants to purchase 31,667 shares of Common Stock exercisable at a price of $7.20 per share for a period of 30 months following December 26, 1995 together at a price of $8.40 per share thereafter through November 6, 2000. In addition, in November 1995, each of Hummer Winblad Ventures and Oak Investment agreed to exchange outstanding warrants to purchase Common Stock for the same number of warrants with the terms described in the preceding sentence. See "Description of Capital Stock -- Convertible Notes and Warrants."

(8) Mr. Hummer, an affiliate of Hummer Winblad Technology Partners, is a director of the Company.


    In November 1995, the Company issued 125,000 units (the "Unit Offering"), each unit consisting of two shares of Series E Preferred Stock and a warrant to purchase one share of Common Stock, for $8.00 per unit. Each share of Series E Preferred Stock converted into one share of Common Stock upon the closing of the Company's initial public offering in December, 1995. Hummer Winblad Ventures purchased 3,125 units. Oak Investment purchased 6,113 units and Oak Affiliates purchased 137 units. High Growth Equities Retirement Fund Trust purchased 50,000 units. See "Description of Capital Stock -- Warrants," and "-- Convertible Notes and Warrants."


    The Company believes that the foregoing transactions were in its best interests. All future transactions by the Company with officers, directors, 5% shareholders and their affiliates will be entered into only if the Company believes that such transactions are reasonably expected to benefit the Company and the terms of such transactions are no less favorable to the Company than could be obtained from unaffiliated parties.

H.J. MEYERS & CO., INC.



    Patrick W. Grady, a director of the Company, is a Managing Director Venture Capital of H.J. Meyers & Co., Inc. ("H.J. Meyers"). The Company retained H.J. Meyers to act as placement agent in connection with the Unit Offering. For acting as placement agent, H.J. Meyers received a fee of 10% of the aggregate proceeds from the Unit Offering and a non-accountable expense allowance of 3% of such gross proceeds. The Company also agreed to indemnity H.J. Meyers for certain liabilities, including those arising under the Securities Act, for serving as placement agent. The Company also retained H.J. Meyers as managing underwriter in the IPO. For acting as managing underwriter, H.J. Meyers received a portion of the 6% underwriting commission, a non-accountable expense allowance equal to 2.5% of the gross proceeds from the IPO and a warrant to purchase 110,000 shares of Common Stock exercisable for a four-year period commencing December 20, 1996. The exercise price of the Representative's Warrant is $7.20 per share. The Company has granted the holder of the Representative's Warrant certain registration rights with respect to the warrant and the shares of Common Stock issuable upon its exercise. The Company also agreed to indemnify H.J. Meyers for certain liabilities, including those arising under the Securities Act, for serving as managing underwriter.



    The Company has also retained H.J. Meyers to act as placement agent in connection with the proposed Debt Financing. Under the terms of the placement agent agreement, H.J. Meyers will receive a placement fee of 7% of the gross proceeds from the Debt Financing, reimbursement of accountable expenses not to exceed 1% of such gross proceeds and a warrant to purchase a number of shares of Common Stock equal to 5% of such gross proceeds divided by 9.5 (the "Placement Agent's Warrant"). The warrant would be exercisable for five years and have an exercise price of $9.50 per share of Common Stock. The Company has agreed to grant the holder of the warrant certain registration rights with respect to the warrant and the shares of Common Stock issuable upon its exercise. The Company has also agreed to indemnify H.J. Meyers for certain liabilities, including those arising under the Securities Act, for serving as placement agent in connection with the Debt Financing.

                       PRINCIPAL AND SELLING SHAREHOLDERS


    The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of September 30, 1996, and as adjusted to reflect the sale of shares offered hereby, by (i) each person who is known by the Company to own beneficially more than 5% of the Company's Common Stock, (ii) each director of the Company, (iii) each Named Officer, and (iv) all directors and executive officers as a group and (v) by the Selling Shareholders. Except as otherwise indicated, the Company believes that the beneficial owners of the Common Stock listed below, based on information furnished by such owners have investment and voting power with respect to such shares, subject to community property laws where applicable.



                                                             SHARES BENEFICIALLY                  SHARES BENEFICIALLY
                                                                OWNED PRIOR TO                    OWNED AFTER OFFERING
                                                                   OFFERING          SHARES TO
                                                            ----------------------  BE SOLD IN   ----------------------
NAME AND ADDRESS OF BENEFICIAL OWNER                         NUMBER      PERCENT    OFFERING (1)  NUMBER      PERCENT
----------------------------------------------------------  ---------  -----------  -----------  ---------  -----------
Entities affiliated with
Hummer Winblad Venture Partners (2).......................    248,739       10.7%       68,671     180,068        7.2%
  5900 Hollis St., Suite R
  Emeryville, CA 94608
Entities affiliated with Oak Investment
 Partners V, L.P. (3).....................................    270,180       11.6%       95,626     174,554        7.0%
  One Gorham Island
  Westport, CT 06880
American High Growth Equities Retirement
 Fund Trust(4)............................................    100,000        4.3%      100,000           0        0.0%
Raymond R. Kingman, Jr. (5)...............................     47,899        2.1%       --          47,899        1.9%
William G. Pryor (6)......................................    144,535        6.1%       --         144,535        5.5%
  c/o DeltaPoint, Inc.
  2 Harris Court, Suite B-1
  Monterey, CA 93940
Donald B. Witmer (7)......................................    163,750        6.8%       18,750     145,000        5.5%
  c/o Delta Point, Inc.
  2 Harris Court, Suite B-1
  Monterey, CA 93940
John Ambrose (8)..........................................    145,000        6.0%                  145,000        5.5%
  c/o DeltaPoint, Inc.
  22 Lower Ragsdale Drive
  Monterey, CA 93940
John Hummer...............................................         (2)
Patrick W. Grady (9)......................................     20,000       *           --          20,000          *%
George L. Black (10)......................................     15,750       *           15,750           0        0.0%
Leon Feldan (11)..........................................      6,250       *            6,250           0        0.0%
Ronald Mickwee (11).......................................      9,375       *            9,375           0        0.0%
Joan Plastiras-Myers (11).................................      9,375       *            9,375           0        0.0%
Nicholas W. and Geraldine Perilli (11)....................      9,375       *            9,375           0        0.0%
James R. Ratliff (10).....................................     18,750       *           18,750           0        0.0%
David Rosenberg (11)......................................      3,125       *            3,125           0        0.0%
Alan J. Rubin (11)........................................     18,750       *           18,750           0        0.0%

                                                             SHARES BENEFICIALLY                  SHARES BENEFICIALLY
                                                                OWNED PRIOR TO                    OWNED AFTER OFFERING
                                                                   OFFERING          SHARES TO
                                                            ----------------------  BE SOLD IN   ----------------------
NAME AND ADDRESS OF BENEFICIAL OWNER                         NUMBER      PERCENT    OFFERING (1)  NUMBER      PERCENT
----------------------------------------------------------  ---------  -----------  -----------  ---------  -----------
The Salzman Group, Ltd. (10)..............................     18,750       *           18,750           0        0.0%
Donald L. & Lucy A. Stoner Trust (10).....................     18,750       *           18,750           0        0.0%
Lawrence Weisman (10).....................................     13,750       *           13,750           0        0.0%
Jack Balter (11)..........................................      7,375       *            7,375           0        0.0%
Dr. Mannie Magid (11).....................................      7,375       *            7,375           0        0.0%
All directors and executive officers as a group (5
persons) (12).............................................    722,024       26.7%       87,421     634,603       21.7%


------------------------
 * Less than 1%.

 (1) Assumes that all shares of Common Stock owned or issuable upon exercise of Warrants are sold in the Offering.

 (2) Consists of 2,860 shares of Common Stock held by Hummer Winblad Ventures and 151,791 shares of Common Stock held by Hummer Winblad Technology Fund ("Hummer Winblad Technology"). In addition, Hummer Winblad Ventures holds immediately exercisable warrants to purchase 60,695 shares of Common Stock, and Hummer Winblad Technology holds immediately exercisable warrants to purchase 1,726 shares of Common Stock. Hummer Winblad Ventures and Hummer Winblad Technology also hold notes that are convertible, with accrued interest, into 30,084 and 1,583 shares of Common Stock, respectively. See "Description of Capital Stock -- Convertible Notes and Warrants." Mr. Hummer, a director of the Company, is a General Partner of Hummer Winblad Equity Partners, which is the General Partner of Hummer Winblad Ventures and Hummer Winblad Technology. Mr. Hummer disclaims beneficial ownership of the securities held by these entities except to the extent of his pecuniary interest therein arising from his general partnership interest in Hummer Winblad Equity Partners.

 (3) Consists of 151,972 shares of Common Stock, held by Oak Investment Partners V, L.P. ("Oak Investment") and 3,415 shares of Common Stock held by Oak V Affiliates Fund, L.P. ("Oak Affiliates"). In addition, Oak Investment holds immediately exercisable warrants to purchase 81,299 shares of Common Stock and Oak Affiliates holds immediately exercisable warrants to purchase 1,827 shares of Common Stock. Oak Investment and Oak Affiliates also hold notes that are convertible, with accrued interest, into 30,970 and 697 shares of Common Stock, respectively. Edward F. Glassmeyer is a general partner of Oak Investment and Oak Affiliates. Mr. Glassmeyer disclaims beneficial ownership of the securities held by these entities, except to the extent of his pecuniary interest therein arising from his general partnership in Oak Investment. See "Description of Capital Stock -- Convertible Notes and Warrants." Oak Affiliates is an affiliate of Oak Investment.


 (4) Consists of 50,000 shares of Common Stock. In addition, American High Growth Equities Retirement Fund Trust holds a Warrant to purchase 50,000 shares of Common Stock.



 (5) Includes 4,283 shares of Common Stock, subject to stock options currently exercisable or exercisable before June 5, 1996, including an option to purchase 43,611 shares of Common Stock granted on November 10, 1995 that is exercisable within sixty (60) days of May 15, 1996. See "Management -- Employment Contracts."


 (6) Includes 1,894 shares of Common Stock subject to stock options currently exercisable or exercisable within sixty (60) days after May 15, 1996, including an option to purchase 100,000 shares of Common Stock granted on November 10, 1995 that is immediately exercisable but subject to a right of repurchase upon termination of employment that lapses in equal monthly installments over 36 months and lapses in full upon a specified change in control. See "Management -- Stock Option Information."

 (7) Consists of 12,500 shares of Common Stock, an immediately exercisable warrant to purchase 6,250 shares of Common Stock and an option to purchase 135,000 and 10,000 shares of Common Stock, respectively granted on November 10, 1995 and April 22, 1996, respectively that is immediately exercisable but subject to a right of repurchase upon termination of employment that lapses in equal monthly installments over 36 months and lapses in full upon a specified change in control. See "Management -- Employment Contracts."

 (8) Consists of an immediately exercisable option to purchase 145,000 shares of Common Stock granted on April 22, 1996 that is immediately exercisable but subject to a right of repurchase upon termination of employment that lapses in equal monthly installments over 36 months and lapses in full on a specified change in control. See "Management -- 1995 Stock Option Plan."


 (9) Consists of an option to purchase 20,000 shares of Common Stock granted on August 13, 1996 that is immediately exercisable but subject to a right of repurchase upon termination of service as a director that lapses in equal annual installments over three years and lapses in full on a specified change in control. See "Management -- 1995 Stock Option Plan." Does not include 110,000 shares of Common Stock that may be acquired by H.J. Meyers upon exercise of the Representative's Warrant commencing on December 20, 1996 and shares of Common Stock that may be acquired by H.J. Meyers upon exercise of the Placement Agent's Warrant expected to be granted at the closing of the proposed Debt Financing.


(10) Includes a warrant to purchase 6,250 shares of Common Stock.

(11) Includes a warrant to purchase 3,125 shares of Common Stock.


(12) Consists of 209,792 shares of Common Stock, immediately exercisable warrants to purchase 68,671 shares of Common Stock and 411,894 shares of Common Stock subject to stock options currently exercisable or exercisable within sixty (60) days of September 30, 1996.

                          DESCRIPTION OF CAPITAL STOCK


    As of September 30, 1996 the Company is authorized to issue 25,000,000 shares of Common Stock, no par value, and 4,000,000 shares of Preferred Stock, no par value.


COMMON STOCK


    As of September 30, 1996, there were 2,254,243 shares of Common Stock outstanding held of record by approximately 40 shareholders. The holders of Common Stock are entitled to one vote per share on all matters to be voted on by shareholders. In the election of directors, however, cumulative voting is authorized for all shareholders if any shareholder gives notice at a meeting, prior to voting for the election of directors, of his or her intention to cumulate votes. Subject to the prior rights of holders of Preferred Stock, if any, the holders of Common Stock are entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors in its discretion from funds legally available therefor. The Common Stock has no preemptive or other subscription rights and there are no conversion rights or redemption or sinking fund provisions with respect to such shares. All of the outstanding shares of Common Stock are fully paid and non-assessable.


PREFERRED STOCK


    At the closing of the Company's IPO in December 1995, all previously outstanding shares of Preferred Stock were converted into Common Stock. As of June 30, 1996, the Company is authorized to issue up to 4,000,000 shares of undesignated Preferred Stock. The Board of Directors will have the authority to issue the undesignated Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued shares of undesignated Preferred Stock, as well as to fix the number of shares constituting any series and the designations of such series, without any further vote or action by the shareholders. The Board of Directors, without shareholder approval, may issue Preferred Stock with voting and conversion rights which could materially adversely affect the voting power of the holders of Common Stock. The issuance of Preferred Stock could also decrease the amount of earnings and assets available for distribution to holders of Common Stock. In addition, the issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company.


WARRANTS

    The Company issued Warrants to purchase an aggregate of 125,000 shares of Common Stock on November 6, 1995. The Warrants are exercisable for a five-year period commencing on November 6, 1995. The exercise price of the Warrants is $7.20 per share of Common Stock through June 26, 1998 and $8.40 per share of Common Stock thereafter through November 6, 2000. The Warrants contain anti-dilution provisions providing adjustment in the event of any recapitalization, stock dividend, stock split or similar transaction. The Warrants do not entitle the holder thereof to any rights as a shareholder of the Company until such warrant is exercised and shares are purchased thereunder. The Warrants and the shares of Common Stock thereunder may not be offered for sale except in compliance with the applicable provisions of the Securities Act.
Holder of Warrants have registration rights as summarized below. See "Registration Rights."

    The Company issued to the Representative the Representative's Warrant to purchase for investment a maximum of 110,000 shares of Common Stock. The Representative's Warrant is exercisable for a four-year period commencing one year from December 20, 1995. The exercise price of the Representative's Warrant will be $7.20 per share. The Representative's Warrant will not be transferable prior to its exercise date except to officers of the Representative and members of the selling group and officers and partners thereof. The Representative's Warrant contains anti-dilution provisions providing adjustment in the event of any recapitalization, stock dividend, stock split or similar transaction. The Representative's Warrant does not entitle the Representative to any rights as a shareholder of the Company until such warrant is exercised and shares are purchased thereunder. The Representative's Warrant and the shares of Common Stock thereunder may not be offered for sale except in compliance with the applicable provisions of the Securities Act. The Company has agreed that, if it shall cause to be filed with the Securities and Exchange Commission either an amendment to the Registration Statement filed upon the initial public offering of the Company in December, 1995 or a separate registration statement, the Representative has the right during the five-year period which commenced on December 19, 1995 to include in such amendment or Registration Statement Representative's Warrant and the shares of Common Stock issuable upon its exercise at no expense to the Representative Additionally, the Company has agreed that, upon written request by a holder or holders of 50% or more of the warrant which is made during the exercise period of the warrant, the Company will, on two separate occasions, register the warrant and the shares of Common Stock issuable upon exercise thereof. The initial such registration will be at the Company's expense and the second such registration will be at the expense of the holder(s) of such Warrant.

CONVERTIBLE NOTES AND WARRANTS

    In March 1993, the Company issued Convertible Notes in the principal amount of $150,000 to each of Hummer Winblad Ventures and Oak Affiliates. In November 1995, each of Hummer Winblad Ventures and Oak Investment agreed to convert the principal amount of the Convertible Notes, plus accrued interest, into a total of 63,334 shares of Common Stock on December 26, 1995. In consideration for such agreement, in November 1995 the Company issued each of Hummer Winblad Ventures and Oak Investment a warrant to purchase 31,667 shares of Common Stock exercisable at a price of $7.20 per share for a period of 30 months following December 26, 1995 and a price of $8.40 per share thereafter through that date which is 60 months following December 26, 1995. In addition, in November 1995, each of Hummer Winblad Ventures and Oak Investment agreed to exchange outstanding warrants to purchase Common Stock for the same number of warrants with the terms described in the preceding sentence.

    In November 1995, the Company issued Series E Preferred Stock convertible into 250,000 shares of Common Stock and warrants to purchase 125,000 shares of Common Stock for $765,000, net of issuance costs. See "Warrants." The terms of these warrants are identical to those aforementioned warrants issued to Hummer Winblad Ventures and Oak Investment. See "Certain Transactions."

    In addition, the Company has other outstanding warrants to purchase an aggregate of 72,838 shares of Common Stock at an exercise price of $7.20 per share.

REGISTRATION RIGHTS


    After this Offering, the holders of approximately 528,316 shares of Common Stock ("Registrable Securities"), representing shares issued upon conversion of the Company's outstanding Preferred Stock and Convertible Notes and issuable upon conversion of outstanding warrants, are entitled to certain rights with respect to the registration of such shares under the Securities Act. If the Company proposes to register any of its securities under the Securities Act for its own account, holders of Registrable Securities are entitled to notice of such registration and are entitled to include Registrable Securities therein, provided, among other conditions, that the underwriters of any such offering have the right to limit the number of shares included in such registration (subject to certain limitations). The Company is not obligated to effect more than two of these shareholder-initiated registrations. Further, holders of Registrable Securities may require the Company to file additional registration statements on Form S-3, subject to certain conditions and limitations.


    The Company has agreed with (i) Hummer Winblad Ventures and Oak Affiliates as to the warrants issued by the Company to them in November 1995 exercisable for 63,334 shares of Common Stock and as to the Convertible Notes held by them, convertible along with accrued interest, into 63,334 shares of Common Stock and
(ii) the other holders of warrants, excluding the 125,000 Warrants that are being registered hereby, exercisable for an aggregate of 82,213 shares of Common Stock, that it will file a registration statement to register the resale of the Common Stock issuable upon the conversion and exercise of such notes and warrants, respectively. Further, the Company has agreed that, thereafter to the extent necessary to permit resale of such Common Stock, the Company shall use its best efforts to maintain the effectiveness of such registration statement and keep current the prospectus included therein until the Company is satisfied that Rule 144(k) is available for the resale by the then-current holders of such Common Stock, but in no event later than three years following effective date of this Offering.

    The Company has also granted registration rights to the holder of the Representatives' Warrant, which provide such holder with certain rights to register such warrant and the shares of Common Stock underlying such warrant.

TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar for the Common Stock is U.S. Stock Transfer Corporation.

                        SHARES ELIGIBLE FOR FUTURE SALE


    Sale of substantial amounts of the Company's Common Stock in the public market or the prospect of such sales could materially adversely affect the market price of the Common Stock. As of September, 1996 the Company had outstanding 2,254,243 shares of Common Stock. Of these total outstanding shares of Common Stock 1,798,354 shares are, freely tradeable without restriction under the Securities Act of 1933, as amended (the "Securities Act"), unless purchased by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act, including 1,265,000 shares sold to the public in the Company's IPO and (ii) the remaining 455,889 shares are restricted shares ("Restricted Shares") under the Securities Act. Holders of approximately 654,050 Restricted Shares have entered into contractual "lockup" agreements providing that they will not offer, sell, contract to sell or grant any option to purchase or otherwise dispose of the shares of stock owned by them or that could be purchased by them through the exercise of options to purchase stock of the Company, until January 20, 1997 without the prior written consent of H.J. Meyers & Co. In addition 62,500 Shares of Common Stock ("Special Restricted Shares") and 125,000 of the Warrant Shares offered hereby have entered into contractual lockup agreements providing that they will not offer, sell, contract to sell or grant any option to purchase or otherwise dispose of the shares of stock owned by them or that could be purchased by them through the exercise of options to purchase stock of the Company, until December 26, 1996 and January 20, 1997, respectively. The remaining Restricted Shares are not subject to contractual "lock-up" agreements. If the holders of Special Restricted Shares exercise registration rights relating to such shares, additional shares of Common Stock could be available for sale during the periods indicated in this paragraph. Sales in the public market of substantial amounts of Common Stock (including sales in connection with an exercise of certain registration rights relating to approximately shares of Common Stock) or the perception that such sales could occur could depress prevailing market prices for the Common Stock. In addition, the Company has agreed to use its best efforts to register for resale under the Securities Act the shares of Common Stock underlying the Notes before the date 60 days after the Debt Financing Closing and to maintain the effectiveness of such registration for a minimum of two years. See "Description of Capital Stock -- Registration Rights."


                              PLAN OF DISTRIBUTION

    The Company has been advised by the Selling Shareholders that they may sell all or a portion of the Shares and the Warrants from time to time on the Nasdaq Small Cap Market System at prices and at terms prevailing at the time of sale. The Shares and the Warrants may be sold by one or more of the following methods:
(a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares and the Warrants as an agent, but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this Prospectus; (c) an over-the-counter distribution in accordance with the rules of the Nasdaq Small Cap Market System and (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers. There is no assurance that any of the Selling Shareholders will sell any or all of the Shares or Warrants offered by them.

    In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the Selling Shareholders in amounts to be negotiated prior to the sale. Participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales. The Company will not receive any proceeds from the sale of the Shares or Warrants by the Selling Shareholders.

    The Company may at its discretion withdraw the Registration Statement of which this Prospectus constitutes a part at any time.

    The Warrant Shares may be issued from time to time upon exercise of the Warrants.

                                 LEGAL MATTERS


    The validity of the Shares, the Warrants and the Warrant Shares offered hereby have been passed upon for the Company by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, Palo Alto, California.


                                    EXPERTS


    The financial statements as of December 31, 1994 and 1995 and for each of the two years in the period ended December 31, 1995 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                DELTAPOINT, INC.
                         INDEX TO FINANCIAL STATEMENTS


                                                               PAGE
                                                              ------
Report of Independent Accountants...........................    F-2
Balance Sheets as of December 31, 1994 and 1995 and June 30,
 1996 (unaudited)...........................................    F-3
Statements of Operations for the Years Ended December 31,
 1994 and 1995 and for the six months ended June 30, 1995
 and 1996 (unaudited).......................................    F-4
Statements of Shareholders' Equity (Deficit) for the Years
 Ended December 31, 1994 and 1995 and for the six months
 ended June 30, 1996 (unaudited)............................    F-5
Statements of Cash Flows for the Years Ended December 31,
 1994 and 1995 and for the six months ended June 30, 1995
 and 1996 (unaudited).......................................    F-6
Notes to Financial Statements...............................    F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Shareholders of DeltaPoint, Inc.

    In our opinion, the accompanying balance sheet and the related statement of operations, of shareholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of DeltaPoint, Inc. at December 31, 1994 and 1995, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP

San Jose, California
February 22, 1996

                                DELTAPOINT, INC.
                                 BALANCE SHEET

                       (IN THOUSANDS, EXCEPT SHARE DATA)



                                                                 DECEMBER 31      JUNE 30,
                                                              ------------------  --------
                                                                1994      1995      1996
                                                              --------  --------  --------
                                                                                  (UNAUDITED)
                                          ASSETS

Current assets:
  Cash and cash equivalents.................................  $     30  $  4,629  $ 2,802
  Accounts receivable, net of allowance for doubtful
   accounts of $184, $259 and $125..........................       583     1,225      889
  Inventories...............................................       226       182      117
  Prepaid expenses and other current assets.................        81       194      195
                                                              --------  --------  --------
    Total current assets....................................       920     6,230    4,003
Property and equipment, net.................................       171        49      259
Purchased software, net.....................................     --          438      398
Deposits and other assets...................................        56        47       29
                                                              --------  --------  --------
                                                              $  1,147  $  6,764  $ 4,689
                                                              --------  --------  --------
                                                              --------  --------  --------


                 LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)


Current liabilities:
  Accounts payable..........................................  $  1,416  $    665  $ 1,075
  Accrued liabilities.......................................       707     2,202    1,919
  Reserve for returns and exchanges.........................        72       398      240
  Notes payable to preferred shareholders...................       300     --       --
  Notes payable.............................................       289     --       --
  Current portion of capital lease obligations..............       186        50        5
                                                              --------  --------  --------
    Total current liabilities...............................     2,970     3,315    3,239
Long term capital lease obligations.........................        41     --       --
                                                              --------  --------  --------
Mandatorily redeemable convertible preferred stock..........     4,177     --       --
                                                              --------  --------  --------
Commitments and contingencies (Note 6)
Shareholders' equity (deficit):
  Preferred stock, no par value, 4,000,000 shares
   authorized, none issued or outstanding...................     --        --       --
  Common stock, no par value, 25,000,000 shares authorized
   182,717, 2,025,243, and 2,222,243 shares were issued and
   outstanding..............................................       145    12,267   13,057
  Accumulated deficit.......................................    (6,186)   (8,818) (11,607 )
                                                              --------  --------  --------
    Total shareholders' equity (deficit)....................    (6,041)    3,449    1,450
                                                              --------  --------  --------
                                                              $  1,147  $  6,764  $ 4,689
                                                              --------  --------  --------
                                                              --------  --------  --------


   The accompanying notes are an integral part of these financial statements.

                                DELTAPOINT, INC.
                            STATEMENT OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                             YEAR ENDED         SIX MONTHS ENDED
                                                                            DECEMBER 31             JUNE 30,
                                                                        --------------------  --------------------
                                                                          1994       1995       1995       1996
                                                                        ---------  ---------  ---------  ---------
                                                                                                  (UNAUDITED)
Net revenues..........................................................  $   4,885  $   4,043  $   2,261  $   1,893
Cost of revenues......................................................        962      1,337        714        621
                                                                        ---------  ---------  ---------  ---------
  Gross profit........................................................      3,923      2,706      1,547      1,272
                                                                        ---------  ---------  ---------  ---------
Operating expenses:
  Sales and marketing.................................................      1,636      1,922        759      2,051
  Research and development............................................        930      2,036        389      1,088
  General and administrative..........................................        839      1,234        588        961
                                                                        ---------  ---------  ---------  ---------
                                                                            3,405      5,192      1,736      4,100
                                                                        ---------  ---------  ---------  ---------
Income (loss) from operations.........................................        518     (2,486)      (189)    (2,828)
Interest income (expenses)............................................       (168)      (146)       (61)        39
                                                                        ---------  ---------  ---------  ---------
Net income (loss).....................................................  $     350  $  (2,632) $    (250) $  (2,789)
                                                                        ---------  ---------  ---------  ---------
                                                                        ---------  ---------  ---------  ---------
Net income (loss) per share...........................................  $    0.38  $   (2.42) $   (0.25) $   (1.27)
                                                                        ---------  ---------  ---------  ---------
                                                                        ---------  ---------  ---------  ---------
Shares and share equivalents used in per share calculations...........        997      1,086      1,001      2,193
                                                                        ---------  ---------  ---------  ---------
                                                                        ---------  ---------  ---------  ---------


   The accompanying notes are an integral part of these financial statements.

                                DELTAPOINT, INC.
                  STATEMENT OF SHAREHOLDERS' EQUITY (DEFICIT)
                       (IN THOUSANDS, EXCEPT SHARE DATA)


                                                                      COMMON STOCK
                                                                 ----------------------  ACCUMULATED
                                                                   SHARES      AMOUNT      DEFICIT       TOTAL
                                                                 -----------  ---------  ------------  ---------
Balance at December 31, 1993...................................      194,509  $     145   $   (6,536)  $  (6,391)
  Retirement of common stock...................................      (11,792)    --           --          --
  Net income...................................................      --          --              350         350
                                                                 -----------  ---------  ------------  ---------
  Balance at December 31, 1994.................................      182,717        145       (6,186)     (6,041)
  Exercise of stock options....................................          382          1       --               1
  Issuance of warrants.........................................      --               6       --               6
  Issuance of common stock.....................................    1,100,000      5,143       --           5,143
  Issuance of common stock for acquisition of purchased
   software....................................................      100,000        600       --             600
  Conversion of mandatorily redeemable convertible preferred
   stock.......................................................      578,810      5,992       --           5,992
  Conversion of notes payable and accrued interest.............       63,334        380       --             380
  Net loss.....................................................      --          --           (2,632)     (2,632)
                                                                 -----------  ---------  ------------  ---------
Balance at December 31, 1995...................................    2,025,243     12,267       (8,818)      3,449
  Issuance of common stock (unaudited).........................      190,000        755       --             755
  Exercise of stock options (unaudited)........................        7,000         35       --              35
  Net loss (unaudited).........................................      --          --           (2,789)     (2,789)
                                                                 -----------  ---------  ------------  ---------
Balance at June 30, 1996 (unaudited)...........................    2,222,243  $  13,057   $  (11,607)  $   1,450
                                                                 -----------  ---------  ------------  ---------
                                                                 -----------  ---------  ------------  ---------


   The accompanying notes are an integral part of these financial statements.

                                DELTAPOINT, INC.
                            STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                                YEAR ENDED         SIX MONTHS ENDED
                                                                               DECEMBER 31,            JUNE 30,
                                                                           --------------------  --------------------
                                                                             1994       1995       1995       1996
                                                                           ---------  ---------  ---------  ---------
                                                                                                     (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)......................................................  $     350  $  (2,632) $    (250) $  (2,789)
  Adjustments to reconcile net income (loss) to net cash used in operating activities:
    Depreciation and amortization........................................        241        163         77        102
    In process research and development..................................     --          1,240     --         --
    Other................................................................     --             40     --         --
    Change in assets and liabilities:
      Accounts receivable................................................         27       (642)      (440)       336
      Inventories........................................................        (46)        44         35         65
      Prepaid expenses and other current assets..........................        101       (113)       (89)        (1)
      Accounts payable...................................................       (460)      (751)      (627)       410
      Accrued liabilities................................................       (490)       670        228       (283)
      Reserve for returns and exchanges..................................        (31)       326        151       (158)
      Deposits and other assets..........................................     --              9          6         18
                                                                           ---------  ---------  ---------  ---------
        Net cash used in operating activities............................       (308)    (1,646)      (909)    (2,300)
                                                                           ---------  ---------  ---------  ---------
Cash flows used in investing activities:
  Acquisition of property and equipment..................................        (32)       (29)       (16)      (272)
  Acquisition of purchased software......................................     --           (225)    --         --
                                                                           ---------  ---------  ---------  ---------
        Net cash used in investing activities............................        (32)      (254)       (16)      (272)
                                                                           ---------  ---------  ---------  ---------
Cash flows from financing activities:
  Proceeds from issuance of preferred stock , net........................        451      1,815      1,050     --
  Proceeds from issuance of common stock and warrants, net...............     --          5,150          6        790
  Proceeds from line of credit...........................................     --         --            269     --
  Repayment of note payable..............................................     --           (289)      (299)    --
  Repayment of capitalized lease obligations.............................        (92)      (177)       (99)       (45)
                                                                           ---------  ---------  ---------  ---------
        Net cash provided by (used in) financing activities..............        359      6,499        927        745
                                                                           ---------  ---------  ---------  ---------
Increase (decrease) in cash and cash equivalents.........................         19      4,599          2     (1,827)
                                                                           ---------  ---------  ---------  ---------
Cash and cash equivalents at beginning of period.........................         11         30         30      4,629
                                                                           ---------  ---------  ---------  ---------
Cash and cash equivalents at end of period...............................  $      30  $   4,629  $      32  $   2,802
                                                                           ---------  ---------  ---------  ---------
                                                                           ---------  ---------  ---------  ---------


   The accompanying notes are an integral part of these financial statements.

                                DELTAPOINT, INC.
                         NOTES TO FINANCIAL STATEMENTS

NOTE 1 -- THE COMPANY AND ITS SIGNIFICANT ACCOUNTING POLICIES:
    DeltaPoint, Inc. (the Company) was incorporated in California in February 1989. The Company designs, develops and markets visualization software products that are designed to facilitate the collection, interpretation and management of business and technical information across multiple computing environments such as desktop and client/server applications and the Internet's World Wide Web. The principal markets for the Company's products are North America and Japan.

    The following is a summary of the Company's significant accounting policies:

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

    REVENUE RECOGNITION

    The Company recognizes revenue in accordance with the American Institute of Certified Public Accountants' Statement of Position 91-1 (SOP 91-1) on Software Revenue Recognition.


    Software product sales are recognized upon shipment of the product, net of appropriate allowances for estimated returns. Revenues from software royalty and packaging agreements are recognized upon shipment of a master copy of the software product and packaging if no significant vendor obligations remain under the terms of the agreements, any amounts paid are nonrefundable and collection is probable. Payments received in advance of revenue recognition are recorded as deferred revenue. The Company grants distributors and resellers certain rights of return, price protection and stock rotation rights on unsold merchandise. Accordingly, reserves for estimated future returns, credits for price protection and stock rotation rights are accrued upon shipment based upon historical experience.


    The Company provides a limited amount of free telephone technical support to customers. These activities are generally considered insignificant post contract customer support obligations. Estimated costs of these activities are accrued at the time of product shipment.


    Revenue from international customers, primarily in Japan accounted for 42%, 40%, 43% and 15% of net revenues in 1994, 1995 and the six months ended June 30, 1995 and 1996, respectively. Sales to customers in excess of 10% of net revenues is presented below:



                                                                                                             SIX MONTHS ENDED
                                                                                     YEAR ENDED DECEMBER
                                                                                             31,                 JUNE 30,
                                                                                     --------------------  --------------------
                                                                                       1994       1995       1995       1996
                                                                                     ---------  ---------  ---------  ---------
                                                                                                               (UNAUDITED)
Customer A.........................................................................        38%        35%        37%        --%
Customer B.........................................................................        17%        13%        10%        18%

                                DELTAPOINT, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 1 -- THE COMPANY AND ITS SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Included in the cash equivalent balance at December 31, 1995, were $2,000,000 in certificates of deposit. Effective January 1, 1994, the Company adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (FAS 115). FAS 115 requires investment securities to be classified as either held to maturity, trading or available for sale. The Company did not have any short-term investments outstanding at December 31, 1994 and 1995.

    STOCK BASED COMPENSATION

    The Company accounts for its employee stock option plan in accordance with provisions of the Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25). In October 1995, the Financial Accounting Standards Board released Statement of Financial Accounting Standards No 123, "Accounting for Stock Based Compensation" (FAS 123). FAS 123 provides an alternative to APB 25 and is effective for fiscal years beginning after December 15, 1995. The Company expects to continue to account for it's employee stock option plan in accordance with the provisions of APB 25. Accordingly FAS 123 is not expected to have a material impact on the Company's financial position or results of operations.

    INVENTORIES

    Inventories are stated at the lower of cost or market. Cost is determined on the first-in, first-out method.

    PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation is provided using the straight-line method based upon the estimated useful life of the assets ranging from three to five years. Leasehold improvements are amortized over the shorter of the remaining term of the lease or the estimated useful life of the asset.

    PURCHASED SOFTWARE

    Purchased software is recorded at cost and amortized using the straight line method over the three-year estimated useful life of the asset.

    SOFTWARE DEVELOPMENT COSTS

    Research and development costs are expensed as incurred. Statement of Financial Accounting Standards No. 86 (FAS 86) requires the capitalization of certain software development costs once technological feasibility is established. The capitalized costs are then amortized on a straight-line basis over the estimated product life, or on the ratio of current revenues to total projected product revenues, whichever is greater. Based upon the Company's product development process, technological feasibility is established upon completion of a working model. Costs incurred by the Company between completion of the working model and the point at which the product is ready for general release have been insignificant and accordingly have not been capitalized as software development costs.

    CONCENTRATION OF CREDIT RISKS

    Financial instruments that potentially subject the Company to significant concentrations of credit risks consist principally of cash and accounts receivable. The Company places its cash in interest bearing accounts and certificates of deposit in high quality financial institutions. The Company sells its products primarily to end-users, distributors and resellers in a variety of industries located primarily in the United States and Japan. The Company performs ongoing credit evaluations

                                DELTAPOINT, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 1 -- THE COMPANY AND ITS SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) of its customers' financial condition and generally requires no collateral from its customers. The Company maintains an allowance for uncollectible accounts receivable based upon the expected collectibility of all accounts receivable. To date, the Company has not experienced any material losses.


    At December 31, 1994 three customers accounted for 49% of accounts receivable. At December 31, 1995 five customers accounted for 86% of accounts receivable. At June 30, 1996 three customers accounted for 66% of accounts receivable.


    NET INCOME (LOSS) PER SHARE


    Net income (loss) per share is based upon the weighted average number of common and common equivalent shares outstanding during the period. Common equivalent shares consist of warrants and stock options (using the treasury stock method). Common equivalent shares are excluded from the computation if their effect is anti-dilutive except that, pursuant to the Securities and Exchange Commission Staff Accounting Bulletins, common and common equivalent shares issued during the period from November 1994 to November 1995 have been included in the calculation as if they were outstanding for all periods through November 1995 (using the treasury stock method for the options and warrants at the initial public offering price). As a result of the loss incurred in 1995 and for the six months ended June 30, 1996, the common equivalent shares were anti-dilutive and, accordingly, were excluded from the computation of loss per share for that year.


    FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amount of the Company's financial instruments, including accounts receivable and notes payable, approximates fair values.

    INCOME TAXES

    The Company utilizes the liability method of accounting for income taxes as set forth in Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" (FAS 109). Under FAS 109, deferred tax liabilities and assets are recognized for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of the Company's assets and liabilities.

    INTERIM RESULTS (UNAUDITED)


    The accompanying balance sheet as of June 30, 1996, the statements of operations and of cash flows for the six months ended June 30, 1995 and 1996, and the statements of shareholders' equity (deficit) for the six months ended June 30, 1996 are unaudited. In the opinion of management, the statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for the fair statement of the results of interim periods. The data disclosed in these notes to financial statements for these periods are also unaudited.

                                DELTAPOINT, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 2 -- BALANCE SHEET DETAILS (IN THOUSANDS):


                                                                           DECEMBER 31
                                                                       --------------------
                                                                         1994       1995
                                                                       ---------  ---------   JUNE 30,
                                                                                             -----------
                                                                                                1996
                                                                                             -----------
                                                                                             (UNAUDITED)
Inventories:
  Raw materials......................................................  $     170  $     119   $     105
  Finished goods.....................................................         56         63          12
                                                                       ---------  ---------  -----------
                                                                       $     226  $     182   $     117
                                                                       ---------  ---------  -----------
                                                                       ---------  ---------  -----------
Purchased software:
  Purchased software.................................................  $  --      $     450   $     450
  Less: accumulated amortization.....................................     --            (12)        (52)
                                                                       ---------  ---------  -----------
                                                                       $  --      $     438   $     398
                                                                       ---------  ---------  -----------
                                                                       ---------  ---------  -----------
Property and equipment:
  Computer equipment and software....................................  $     927  $     936   $   1,084
  Furniture and fixtures.............................................        139        139         139
  Leasehold improvements.............................................         36     --              30
                                                                       ---------  ---------  -----------
                                                                           1,102      1,075       1,253
  Less: accumulated depreciation.....................................       (931)    (1,026)       (994)
                                                                       ---------  ---------  -----------
                                                                       $     171  $      49   $     259
                                                                       ---------  ---------  -----------
                                                                       ---------  ---------  -----------
Accrued liabilities:
  Accrued royalties..................................................  $     225  $     351   $     365
  Accrued compensation...............................................        300        303         684
  Amounts due for purchased software.................................     --            865         275
  Other..............................................................        182        683         595
                                                                       ---------  ---------  -----------
                                                                       $     707  $   2,202   $   1,919
                                                                       ---------  ---------  -----------
                                                                       ---------  ---------  -----------



    Included in the December 31, 1994 and 1995 and June 30, 1996 balances of computer equipment and software are $531,000, $531,000 and $547,000, respectively, of assets acquired under capital leases. Accumulated depreciation associated with these leases approximates $438,000, $481,000 and $542,000 at December 31, 1994, December 31, 1995 and June 30, 1996, respectively.


    In November and December 1995, the Company acquired certain Internet technologies, including the source code and related documentation. The aggregate purchase price of these technologies was $1,690,000, which was comprised of (i) $1,090,000 in cash, payable in installments through August 1996 and (ii) the issuance of 100,000 shares of the Company's common stock. The Company will also be required to pay royalties on sales of the products developed from these technologies. No amounts were due under the royalty agreement during 1995.

    Approximately $1,240,000 of the purchase price was allocated to in-process technology. In connection with these acquisitions, the Company determined that the majority of the purchase price represented in-process technology and because such technology had not reached the stage of technological feasibility and had no alternative future use, the amount was immediately charged to operations.

                                DELTAPOINT, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 3 -- SUPPLEMENTAL STATEMENT OF CASH FLOW INFORMATION
    In May 1994, the Company exchanged intellectual property with a book value of $0 for 11,792 shares of common stock from an existing common shareholder.

    In December 1995, upon the closing of the Company's initial public offering, all outstanding shares of Series A, B, C, D and E Mandatorily Redeemable Convertible Preferred Stock converted into common stock. In addition, the Company converted related party notes payable totaling $300,000 (Note 4) and accrued interest on the notes totaling $80,000 into 63,334 shares of common stock. The Company also issued the preferred shareholders 63,334 warrants to purchase shares of common stock exercisable at a price of $7.20 per share for the first 30 months of the warrant term and $8.40 per share for the remaining 30 months of the warrant terms.

    In November and December 1995, the Company acquired intellectual property for a total purchase price of $1,690,000 which was comprised of the (i) issuance of 100,000 shares of common stock at $6.00 per share, (ii) a cash payment of $225,000 and (iii) $865,000 to be paid in installments through August 1996.


    Cash paid for interest totaled $123,000, $146,000, $61,000 and $26,000 for the years ended December 31, 1994 and 1995, and the six months ended June 30, 1995 and 1996, respectively.


NOTE 4 -- NOTES PAYABLE TO PREFERRED SHAREHOLDERS AND RELATED PARTY
          TRANSACTIONS:
    At December 31, 1994, the Company had $300,000 of 10% interest bearing notes due to certain preferred shareholders. In connection with the issuance of the notes, the Company granted the note holders warrants to purchase 1,358 shares of common stock at an exercise price of $6.63. The Company reserved 1,358 shares of common stock for issuance under the exercise of these warrants. The warrants are exercisable through March 1998. The value of the warrants was considered nominal at the date of grant. Under the terms of the note agreement, each note holder had the option to convert the unpaid principal and accrued interest into shares of mandatorily redeemable convertible preferred stock any time after the original due date of the notes.

    In November 1995, preferred shareholders agreed to exchange the $300,000 of interest-bearing notes, plus accrued interest of $80,000 for notes convertible into an aggregate of 63,334 shares of common stock and warrants to purchase 63,334 shares of common stock exercisable at a price of $7.20 per share for the first 30 months of the warrant term and $8.40 per share for the remaining 30 months of the warrant term. The warrants are exercisable through November 2000. Such notes and accrued interest thereon were converted into common stock in connection with the Company's initial public offering in December 1995.


    The Company purchases goods and services from a supplier who is a shareholder of the Company. Purchases from this supplier totaled $470,000, $354,000, $187,000 and $101,000 for the years ended December 31, 1994 and 1995 and the six months ended June 30, 1995 and 1996, respectively. Amounts due to this supplier are included in accounts payable at December 31, 1994, 1995 and June 30, 1996 and totaled $525,000, $55,000 and $33,000, respectively.

                                DELTAPOINT, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 5 -- NOTES PAYABLE:
    In August 1994, the Company's outstanding line of credit of $289,000 was converted into a term note. The term note was secured by accounts receivable and required monthly principal and interest payments through September 1996. The term note was paid in full as of December 31, 1995.

NOTE 6 -- COMMITMENTS AND CONTINGENCIES:

    COMMITMENTS


    The Company leases its facilities and certain equipment under noncancellable operating leases. In October 1995 the Company entered into a three-year lease for a new facility. Rent expense was $203,000 and $262,000 for the years ended December 31, 1994 and 1995, respectively. Rent expense for the six months ended June 30, 1995 and 1996 was $100,000 and $95,000.


    The Company leases certain other equipment under a long term lease agreement which has been classified as a capital lease. This lease is secured by the equipment acquired under the lease and expires in 1996.

    Future minimum lease payments are as follows (in thousands):

                                                                                       CAPITAL     OPERATING
YEAR ENDING DECEMBER 31,                                                               LEASES       LEASES
-----------------------------------------------------------------------------------  -----------  -----------
1996...............................................................................   $      51    $     212
1997...............................................................................      --              194
1998...............................................................................      --              146
                                                                                          -----        -----
Total minimum lease payments.......................................................          51    $     552
                                                                                                       -----
                                                                                                       -----
Less: amount representing interest.................................................           1
                                                                                          -----
Present value of capitalized lease obligations.....................................          50
Less: current portion of capital lease obligation..................................          50
                                                                                          -----
Long-term portion of capital lease obligation......................................   $  --
                                                                                          -----
                                                                                          -----

    CONTINGENCIES

    On March 21, 1995, Ameriquest/Kenfil Inc. ("Kenfil") filed a complaint in the Superior Court of the State of California before the county of Monterey naming the Company as defendant and alleging (i) breach of a distribution agreement between Kenfil and the Company (ii) and indebtedness to Kenfil for the sum of $233,000 together with interest thereon at the rate of 10% per annum. Kenfil was seeking damages, cost of suit and other relief. In April 1996 the Company entered into a settlement agreement with Kenfil for the sum of $50,000. Kenfil has filed a dismissal of the complaint with prejudice on April 26, 1996 with the Superior Court of California.


    In the normal course of business, the Company from time to time receives inquiries with regards to possible patent infringement. Management believes that it is unlikely that the outcome of these inquiries will have a material adverse effect on the Company's financial position or results of operations or liquidity.


NOTE 7 -- INCOME TAXES:
    No provision for income taxes has been recorded for any periods presented due to net operating losses and the availability of net operating loss carryforwards. At December 31, 1995, the Company had approximately $2,345,000 of federal net operating loss carryforwards which expire in varying amounts through 2010. Due to certain changes in the ownership of the Company, the majority of these losses are subject to an annual limit of approximately $142,000.

                                DELTAPOINT, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 7 -- INCOME TAXES: (CONTINUED)
    A reconciliation of the Company's effective tax rate to the U.S. federal statutory rate follows:

                                                                     YEAR ENDED
                                                                    DECEMBER 31,
                                                              ------------------------
                                                                 1994         1995
                                                              -----------  -----------
U.S. federal statutory rate.................................       34.0%       (34.0)%
State and local taxes, net of U.S. federal benefit..........        9.3         (9.1  )
Utilization of operating loss carryforwards.................      (43.3  )    --
Reserved net deferred tax assets and other..................     --             43.1
                                                                  -----        -----
                                                                 --%          --%
                                                                  -----        -----
                                                                  -----        -----

    The components of the net deferred tax assets consist of the following (in thousands):


                                                                  DECEMBER 31,
                                                              --------------------
                                                                1994       1995
                                                              ---------  ---------
Deferred tax assets:
  Net operating losses......................................  $     780  $     940
  Reserves, accruals and depreciation.......................        288        885
  Tax credit carryforwards..................................         18         10
                                                              ---------  ---------
                                                                  1,086      1,835
    Deferred tax valuation allowance........................     (1,086)    (1,835)
                                                              ---------  ---------
Net deferred tax asset......................................  $  --      $  --
                                                              ---------  ---------
                                                              ---------  ---------


    The Company has determined that, under FAS 109, it is more likely than not that the deferred tax assets at December 31, 1995 would not be realized and, accordingly, a full valuation reserve has been established. Management's assessment is based on the Company's history of net operating losses.

NOTE 8 -- COMMON STOCK AND MANDATORILY REDEEMABLE CONVERTIBLE
          PREFERRED STOCK:


    COMMON STOCK:


    In December 1995, the Company completed its initial public offering of 1,100,000 shares of its common stock at a per share price of $6.00 and realized net proceeds of $5,143,000.

    MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK:


    The Company had authorized 731,022 shares of Preferred Stock, of which 57,553, 83,018, 77,889, 112,562 and 400,000 shares, respectively, were designated Series A, Series B, Series C, Series D and Series E Mandatorily Redeemable Convertible Preferred Stock (Series A, B, C, D and E, respectively). Series A, B, C, D and E had certain rights with respect to dividends, liquidation, redemption, conversion and voting. In December 1995, upon the closing of the Company's initial public offering, all outstanding Series A, B, C, D, and E Mandatorily Redeemable Convertible Preferred Stock were converted into common stock.


    WARRANTS:

    In connection with the issuance of Series A, the Company issued 2,212 warrants to purchase Series A preferred stock. Each warrant has an exercise price of $18.07 and are exercisable through March 1997. The value of the warrants was considered nominal at the date of grant. In connection with the issuance of notes payable to the preferred shareholders (Note 4), the Company issued 1,358 warrants to purchase its common stock at an exercise price of $6.63 per share. These warrants are exercisable through March 1998.

                                DELTAPOINT, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 8 -- COMMON STOCK AND MANDATORILY REDEEMABLE CONVERTIBLE
          PREFERRED STOCK: (CONTINUED)
    In connection with the issuance of Series E, the Company issued 125,000 warrants to purchase common stock at an exercise price of $7.20 per share for the first thirty (30) months of the warrant term and $8.40 per share for the remaining warrant term. The warrants are exercisable through November 2000.

    In connection with its initial public offering, the Company issued to the underwriters a warrant to purchase 110,000 shares of common stock at an exercise price of $7.20 per share. The warrant is exercisable through December 2000.

    The Company has reserved 371,172 shares of common stock for issuance upon the exercise of the outstanding warrants.

NOTE 9 -- STOCK OPTION PLAN:

    The Company has three Stock Option Plans (the Plans) which provide for issuance of stock options to employees of the Company. The Company has reserved an aggregate of 885,462 shares of Common Stock, including a 200,000 increase to the 1995 Plan approved by the Company's shareholders at the annual meeting in June 1996 under these plans. Options to purchase 33,381 and 41,588 shares were vested and exercisable at December 31, 1994 and 1995 respectively. Options granted under the Plans are for periods not to exceed 10 years. Non-employee members of the Board of Directors are eligible for automatic option grants under the 1995 Stock Option Plan (the 1995 Plan). All options granted under the Plans must be at prices not less than fair value at the date of grant as determined by the Board of Directors, except for the 1995 Plan for which options can be granted at prices not less than 85% of the fair value at the date of grant. The Board of Directors may amend, modify or terminate the Plans at their discretion.


    The following table  summarizes activity  under the  Company's Stock  Option
Plans:


                                                                                OPTIONS OUTSTANDING
                                                                   SHARES    --------------------------
                                                                 AVAILABLE                 PRICE PER
                                                                 FOR GRANT     SHARES        SHARE
                                                                 ----------  ----------  --------------
Balance at December 31, 1993...................................      19,612      45,745  $         6.63
Options granted................................................     (10,677)     10,677  $         6.63
Options canceled...............................................      18,295     (18,295) $         6.63
                                                                 ----------  ----------
Balance at December 31, 1994...................................      27,230      38,127  $         6.63
                                                                 ----------  ----------
Additional shares reserved.....................................     620,000      --            --
Options granted................................................    (525,000)    525,000  $   3.50-$6.63
Options exercised..............................................      --            (382) $         6.63
Options canceled...............................................       3,321      (3,321) $         6.63
                                                                 ----------  ----------
Balance at December 31, 1995...................................     125,551     559,424  $   3.50-$6.63
                                                                 ----------  ----------
Additional shares authorized (unaudited).......................     200,000      --
Options granted (unaudited)....................................    (258,594)    258,594  $    7.83-1.25
Options exercised (unaudited)..................................      --          (7,000) $         4.20
Options canceled (unaudited)...................................     157,885    (157,885) $   3.50-$7.83
                                                                 ----------  ----------
Balance at June 30, 1996 (unaudited)...........................     224,842     653,133  $    3.50-6.63
                                                                 ----------  ----------
                                                                 ----------  ----------


    In connection with certain options granted in December 1995 under the 1995 Plan, the Company will recognize compensation expense of $42,000 for the difference between the grant price and the fair value of the Common Stock over the thirty-six month vesting period of the options.

                                DELTAPOINT, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 10 -- 401(K) PLAN:
    During 1992, the Company established a deferred compensation plan (the 401(k) Plan) pursuant to Section 401(k) of the Internal Revenue Code (the "Code"), whereby substantially all employees are eligible to contribute up to 20% of their pre-tax earnings, not to exceed amounts allowed under the Code. The Company may make contributions to the 401(k) Plan at the discretion of the Board of Directors. No employer contributions have been made to the 401(k) Plan by the Company.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED HEREBY NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS


                                                   PAGE
                                                  -------
Available Information.............................       2
Summary...........................................       3
Risk Factors......................................       6
Price Range of Common Stock.......................      13
Dividend Policy...................................      14
Capitalization....................................      15
Selected Financial Data...........................      16
Management's Discussion and Analysis of Financial
 Condition and Results of Operations..............      17
Business..........................................      23
Management........................................      33
Certain Transactions..............................      41
Principal and Selling Shareholders................      43
Description of Capital Stock......................      46
Shares Eligible for Future Sale...................      48
Plan of Distribution..............................      48
Legal Matters.....................................      49
Experts...........................................      49
Financial Statements..............................     F-1


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    As permitted by Section 204(a) of the California General Corporation Law, the Registrant's Articles of Incorporation eliminate a director's personal liability for monetary damages to the Registrants and its shareholders arising from a breach or alleged breach of the director's fiduciary duty, except for liability arising under Sections 310 and 316 of the California General Corporation Law or liability for (i) acts or omissions that involve intentional misconduct or knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interests of the Registrant or its shareholders or that involve the absence of good faith on the part of the director, (iii) any transaction from which a director derived an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director's duty to the Registrant or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the Registrant or its shareholders and (v) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Registrants or its shareholders. This provision does not eliminate the directors' duty of care, and in appropriate circumstances equitable remedies such as an injunction or other forms of non-monetary relief would remain available under California law.

    Sections 204(a) and 317 of the California General Corporation Law authorize a corporation to indemnify its directors, officers, employees and other agents in terms sufficiently broad to permit indemnification (including reimbursement for expense) under certain circumstances for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"). The Registrant's Articles of Incorporation and Bylaws contain provisions covering indemnification of corporate directors, officers and other agents against certain liabilities and expenses incurred as a result of proceedings involving such persons in their capacities as directors, officers, employees or agents, including proceedings under the Securities Act or the Securities Exchange Act of 1934, as amended. The Company has entered into Indemnification Agreements with its directors and executive officers.

    At present, there is no pending litigation or proceeding involving a director, officer, employee or other agent of the Registrant in which indemnification is being sought, nor is the Registrant aware of any threatened litigation that may result in a claim for indemnification by any director, officer, employee or other agent of the Registrant.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Company in connection with the sale of Common Stock, Warrants and the Common Stock issuable upon exercise of the Warrants being registered. All amounts are estimates except the SEC registration fee.


SEC Registration fee.....................................................  $   1,479
Nasdaq Small Cap Market listing fee......................................      2,612
Printing and engraving expenses..........................................     10,000
Legal fees and expenses..................................................     45,000
Accounting fees and expenses.............................................     22,500
Blue sky fees and expenses...............................................     15,000
Transfer agent fees......................................................      2,500
Miscellaneous fees and expenses..........................................        909
                                                                           ---------
    Total................................................................  $ 100,000
                                                                           ---------
                                                                           ---------

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

    Since September 30, 1992, the Registrant has issued and sold the following securities (after giving effect to the one-for-5.3 reverse split of the Common Stock effected on the closing of the Company's Initial Public Offering in December 1995):

    1. The Registrant has granted options to purchase 7,165 shares of Common Stock and issued and sold 2,143 shares of its Common Stock upon exercise of such options to a number of employees pursuant to direct issuances and to exercises of options under its 1990 Stock Option Plan.

    2. The Registrant has granted options to purchase 8,063 shares of Common Stock and issued and sold no shares of its Common Stock upon exercise of such options to employees and a third party pursuant to direct issuances and to exercises of options under its 1992 Stock Option Plan, including options granted to Raymond R. Kingman, Jr., William G. Pryor to purchase 4,283 and 1,894 shares of Common Stock, respectively.

    3. The Registrant has granted options to purchase 499,844 shares of Common Stock and issued and sold no shares of its Common Stock upon exercise of such options to a number of employees and directors pursuant to direct issuances and to exercises of options under its 1995 Stock Option Plan.

    4. In March 1993 Registrant issued to a group of investors warrants to purchase 1,358 shares of Common Stock at an exercise price of $6.62 per share or in the event Registrant consummates the sale of Common Stock pursuant to a registration statement filed on Form S-1 filed under the Securities Act for an aggregate offering price of $5 million.

    5. On March 29, 1993, Registrant issued promissory notes in the aggregate principal amount of $300,000 to the following entities; Hummer Winblad Venture Partners, Hummer Winblad Technology Fund, Oak Investment Partners V, Limited Partnership and Oak V Affiliates Fund, Limited Partners.

    6. On April 6, 1994, Registrant sold and issued an aggregate of 77,894 shares of its Series C Preferred Stock for cash in the aggregate amount of $450,000 to entities affiliated with Hummer Winblad Venture Partners and entities affiliated with Oak V Affiliates Fund, L.P. pursuant to a Series C Preferred Stock Purchase Agreement. See "Certain Transactions."

    7. On May 24, 1995 Registrant sold and issued an aggregate of 112,564 shares of its Series D Preferred Stock for cash in the aggregate amount of $1,050,000 to entities affiliated with Hummer Winblad Venture Partners, entities affiliated with Oak V Affiliates Fund, L.P. and Pinnacle Manufacturing Professionals pursuant to a Series D Preferred Stock Purchase Agreement. See "Certain Transactions" and "Capital Stock -- Convertible Notes and Warrants."

    8. On May 24, 1995, Registrant issued to Hummer Winblad Venture Partners and entities affiliated with Oak V. Affiliates Fund, L.P., Warrants to purchase 69,272 shares of Common Stock at an exercise price of $9.33 per share, or in the event Registrant consummates the sale of its Common Stock pursuant to a registration statement filed on Form S-1 filed under the Securities Act for an aggregate offering price of $5 million. See "Certain Transactions."

    9. On November 6, 1995, Registrant sold and issued 125,000 units, each unit consisting of two shares of Series E Preferred Stock, and one Warrant at a purchase price of $8.00 per unit, for cash of $765,000, net of issuance costs, to the following investors in the following amount of units:
       Hummer Winblad Ventures (3,125 units), Oak V Affiliates Fund, L.P. (6,250 units), American High Growth Equities Retirement Trust (50,000 units), Jack Balter (3,125 units), Dr. Mannie Magid (3,125 units), George L. Black Trust (6,250 units), Leon Feldan (3,125 units), Ronald Mickwee (3,125 units), Joan Plastiras Myers (3,125 units), Nicholas W. and Geraldine Perilli (3,125 units), James R. Ratliff (6,250 units), David Rosenberg (3,125 units),

       Alan J. Rubin (6,250 units), The Salzman Group, Ltd. (6,250 units), Donald L. & Lucy A. Stoner Trust (6,250 units), Lawrence S. Weisman (6,250 units), Donald B. Witmer (6,250 units). See "Certain Transactions."

    10. On November 10, 1995, Registrant granted options to purchase an aggregate of 335,000 shares of Common Stock under its 1995 Stock Option Plan, at an exercise price of $3.50 per share to Raymond R. Kingman, Jr., William G. Pryor and Donald B. Witmer to purchase 100,000, 100,000 and 135,000 shares of Common Stock, respectively.


    11. On November 8, 1995 issued to each of Hummer Winblad Ventures and Oak Affiliates a warrant to purchase 31,667 of Common Stock exercisable at a price of $7.20 per share for a period of 30 months following December 26, 1995 and a price of $8.40 per share from such time until November 6, 2000.



    12. On April 22, 1996, Registrant granted options to purchase an aggregate of 155,000 shares of Common Stock under its 1995 Stock Option Plan, at an exercise price of $9.50 per share to John J. Ambrose and Donald B. Witmer to purchase 145,000 and 10,000 shares of Common Stock, respectively.



    13. On August 13, 1996, Registrant granted options to purchase 20,000 shares of Common Stock under its 1995 Stock Option Plan, at an exercise price of $7.50 per share to Patrick Grady.


    The issuance described in Items 1 through 8 were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) under the Securities Act as transactions by an issuer not involving a public offering or on Rule 701 promulgated under the Securities Act. In addition, the recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates issued in such transactions. All recipients had adequate access, through their relationships with the Registrant, to information about the Registrant.

ITEM 27. EXHIBITS

  EXHIBIT NO.                                               DESCRIPTION
---------------  -------------------------------------------------------------------------------------------------
   3.1(1)        Registrant's Amended and Restated Articles of Incorporation
   3.2(1)        Registrant's Bylaws
   4.1(1)        Specimen Certificate of Registrant's Common Stock
   4.2(1)        Form of Warrant
   4.3(1)        Form of H.J. Meyers & Co.'s' Warrant
   4.4(1)        Loan and Warrant Agreement between Registrant and certain investors dated as of March 29, 1993
   4.5(1)        Amended and Restated Investor Rights Agreement between Registrant and the investors specified therein dated as of November 6, 1995
   5.1**         Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
  10.1(1)        Real Property Lease between Registrant and Owens Mortgage Investment Fund dated as of August 18,
                  1995
  10.2(1)        1990 Stock Option Plan
  10.3(1)        1992 Stock Option Plan
  10.4(1)(3)     1995 Stock Option Plan
  10.5(1)        Form of Indemnification Agreement
  10.6(1)(2)     License Agreement between Registrant and Smart Draw Software, Inc. dated as of April 19, 1995

  EXHIBIT NO.                                               DESCRIPTION
---------------  -------------------------------------------------------------------------------------------------
  10.7(1)        License Agreement between Registrant and Halcyon Software, Inc. dated as of June 30, 1992
  10.8.1(1)(2)   Distribution Agreement between Registrant and Nippon Polaroid Kabushiki Kaishi dated as of
                  November 12, 1991
  10.8.2(1)(2)   Distributor Software License Agreement between Registrant and Nippon Polaroid K.K. Supplements dated as of December 24, 1993, June 6, 1994 and two supplements dated as of June 28, 1995
  10.9(1)        Series C Preferred Stock Purchase Agreement dated April 6, 1994 among the Registrant and the investors named therein
  10.10(1)       Series D Preferred Stock and Warrant Purchase Agreement dated May 24, 1995 among Registrant and the investors named therein
  10.11(1)       Series E Preferred Stock and Warrant Purchase Agreement dated November 6, 1995 among Registrant and the investors named therein
  10.12(1)       Employment Agreement dated as of November 1, 1995 between Registrant and Donald B. Witmer
  10.13.1(1)     Business Loan Agreement between Registrant and Silicon Valley Bank dated as of August 24, 1994
  10.13.2(1)     Promissory Note between Registrant and Silicon Valley Bank dated as of August 24, 1994
  10.14(1)       Conversion of Promissory Notes and Exchange of Warrants Agreement dated as of November 8, 1995 among Registrant, Hummer Winblad Venture Partners, Hummer Winblad Technology Fund, Oak
                  Investment Partners V, Limited Partnership and Oak V Affiliates Fund, Limited Partnership.
  10.15(1)       License Agreement between Registrant and Altura Software, Inc. dated June 7, 1994
  10.16(1)       Employment Agreement dated November 8, 1995 between Registrant and Raymond R. Kingman, Jr.
  10.17(1)       Employment Agreement dated November 8, 1995 between Registrant and William G. Pryor
  10.18(1)       Offer letter dated December 5, 1995 between the Registrant and Spencer A. Leyton
  10.19(1)(2)    Letter of Intent dated November 21, 1995 between DeltaPoint and Richard Blum
  10.20(1)(2)    Agreement dated December 15, 1995 among Registrant, Global Technologies Corporation and William
                  French
  10.21(1)       Termination Agreement dated as of November 8, 1995 among the Company and certain shareholders of the Company named therein
  10.22(1)       Amendment Agreement dated as of December   , 1995 among the Company and certain shareholders of
                  the Company named therein
  10.23(3)       Employment Agreement dated December 26, 1995 between Registrant and William A. French
  10.24**        Separation Agreement and Release between Registrant and Raymond R. Kingman, Jr. dated April 5,
                  1996
  10.25**        Offer letter dated March 29, 1996 between Registrant and John J. Ambrose
  23.1           Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP (included in Exhibit
                  5.1)

  EXHIBIT NO.                                               DESCRIPTION
---------------  -------------------------------------------------------------------------------------------------
  23.2*          Consent of Price Waterhouse LLP
  24.1**         Power of Attorney

------------------------
(1) Incorporated by reference to Registrant's Registration Statement on Form SB-2, filed December 19, 1995 (File No. 33-99300).

(2) Confidential treatment requested as to certain portions of this exhibit.

(3) Incorporated by reference to Registrant's Registration Statement on Form S-8 filed March 6, 1996 (File No. 333-2192).

*   Filed herewith.

**  Previously filed.

ITEM 28. UNDERTAKINGS

    Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes:

    That for purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The Registrant further undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly
authorized, in the City of Monterey, State of California, on October   , 1996.


                                          DELTAPOINT, INC.

                                          By:         /s/ JOHN J. AMBROSE

                                             -----------------------------------
                                                       John J. Ambrose
                                                   CHIEF EXECUTIVE OFFICER


    PURSUANT TO THE REQUIREMENTS OF THE  SECURITIES ACT OF 1933, THIS  AMENDMENT
TO  THE REGISTRATION STATEMENT HAS BEEN SIGNED ON THE    DAY OF OCTOBER, 1996 BY
THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED:



                      SIGNATURE                                         TITLE
------------------------------------------------------  --------------------------------------

                       /s/ JOHN J. AMBROSE
     -------------------------------------------        Chief Executive Officer and Director
                   John J. Ambrose                       (Principal Executive Officer)

                                                        Chief Financial Officer, Chief
                      /s/ DONALD B. WITMER               Operating Officer and Director
     -------------------------------------------         (Principal Financial and Accounting
                   Donald B. Witmer                      Officer)

                      /s/ WILLIAM G. PRYOR
     -------------------------------------------        Director
                   William G. Pryor*

                          /s/ JOHN HUMMER
     -------------------------------------------        Director
                     John Hummer*

            *By:      /s/ DONALD B. WITMER
        --------------------------------------
                   Donald B. Witmer                     Director
                   ATTORNEY-IN-FACT